Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-135908 to 333-135908-29
PROSPECTUS
$204,000,000
Gibraltar Industries, Inc.
Offer to exchange all outstanding 8% Senior Subordinated Notes due 2015 for 8% Senior Subordinated Notes, Series B, due 2015, which have been registered under the Securities Act of 1933.
The Exchange Offer:

•	We will exchange all original notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes. In this prospectus, we refer to the currently outstanding notes as “original notes” and the newly issued, registered notes as the “new notes.” Collectively, we refer to the original notes and the new notes as the “notes.”

•	We are relying on the position of the Staff of the Securities and Exchange Commission stated in certain interpretive letters to third parties that the new notes will be freely tradable, except in certain limited circumstances described below with respect to broker-dealers. See “Plan of Distribution.”

•	You may withdraw any tender of the original notes at any time prior to the expiration of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York time, on September 7, 2006, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer.
The New Notes:

•	The new notes will bear interest at 8% per annum, will mature on December 1, 2015 and will have other terms substantially identical to the terms of the original notes, which were issued in a private placement on December 8, 2005, except that the new notes will not contain terms with respect to restrictions on transfer and will not be entitled to certain registration rights applicable to the original notes.

•	We do not intend to apply for listing of the new notes on any securities exchange or inclusion of the new notes in any automated quotation system. An active trading market for the new notes may not exist following the completion of the exchange offer.
The Guarantees:

•	Upon issuance, our obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, by certain of our subsidiaries on an unsecured senior subordinated basis.
Dealers:

•	Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver to any prospective purchaser a prospectus in connection with any resale of those new notes.

•	We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with the resale of new notes. See “Plan of Distribution.”
       See “Risk Factors,” beginning on page 13, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.
       Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 8, 2006

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus and this information is available without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, to Gibraltar Industries, Inc. Vice President of Communications and Investor Relations, 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219 or (716) 626-6500.
      To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than August 30, 2006, which is five business days before the expiration date of the exchange offer.

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      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL WE ARE SUPPLYING IN CONNECTION WITH THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE ORIGINAL NOTES FOR THE NEW NOTES, AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE ORIGINAL NOTES FOR THE NEW NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.
SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS
      We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we “believe,” “expect,” “anticipate” or “plan” that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not assure that the events described in this prospectus will happen as described or that any positive trends noted in the prospectus will occur or will continue. The forward-looking information contained in this prospectus is generally located under the section headings “Prospectus Summary,” “Risk Factors,” and “Business,” but may be found in other locations as well such as our filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other items contained in our Annual Report on Form 10-K for the 2005 fiscal year and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which we have incorporated herein by reference. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon our current plans and beliefs or estimates of future results or trends.
      Forward-looking statements regarding our present plans, beliefs or expectations for new product and service offerings, capital expenditures, sales, cost-saving strategies, growth, and business strategies involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present plans, expectations and beliefs for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenue, to diversify the revenue stream and/or to achieve cost reductions (and other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus), which also would cause actual results to differ from present plans materially. You should read this prospectus in its entirety and with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.
INDUSTRY DATA
      In this prospectus we refer to industry data obtained from third party sources. While we cannot always confirm data from independent sources, we believe that the industry data contained in this prospectus comes from reliable sources.

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SUMMARY
      This summary highlights information that we believe is especially important concerning our business, this exchange offer and the new notes. It does not contain all of the information that may be important to you and to your investment decision to tender your original notes. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus (including the documents incorporated by reference in this prospectus). You should carefully read this entire prospectus and should consider, among other things, the matters described in the sections entitled “Risk Factors,” and in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2005 as amended by our report on Form 8-K filed June 9, 2006 and in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and unaudited financial statements and related notes contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, each of which we incorporate in this prospectus by reference, before making any decision to tender your original notes. In this prospectus, unless indicated otherwise, “the Company,” “Gibraltar,” “we,” “us” and “our” refer to Gibraltar Industries, Inc., the issuer of the new notes, and its subsidiaries.
Current Developments
      On May 31, 2006, we signed an asset purchase agreement that resulted in the sale of substantially all of the assets and the assumption of selected liabilities of our thermal processing segment. Recently we determined that the thermal processing operations no longer fit in our core portfolio. We were approached by an interested buyer, BlueWater Thermal Processing LLC, and were able to reach an agreement to sell the assets to the buyer subject to the buyer assuming certain liabilities, for $135,000,000, subject to adjustment for working capital. We completed the sale on June 30, 2006 and expect to incur a loss on this sale. While currently we are unable to calculate the exact amount of this loss, we expect the loss to be in the range of $3-6 million. At March 31, 2006 the loss would have been approximately $5 million.
      As a result we will be required to classify the assets of the thermal processing segment as held for sale and to reclassify our historical financial statements to reflect discontinued operations in our next Quarterly Report on Form 10-Q. In connection with this prospectus we are required to provide pro forma information for the past three years and the latest interim period giving effect to this sale as if it had happened at the beginning of the respective period. This information is included in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”. See “Business — Current Developments”.
Our Company
      We are a leading manufacturer, processor and distributor of residential and commercial building products and processed metal products for industrial applications. Our building products are used by homeowners and builders to provide structural and architectural enhancements for residential and commercial building projects. Our processed metal products are comprised primarily of steel shaped to specific widths and hardened to certain tolerances as required by our customers. We are also a leading third-party provider of thermal processing services for a wide range of applications, which involves exposing metals to precise temperatures, atmospheres and other conditions to improve their physical properties. We serve approximately 24,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. We operate 93 facilities in 29 states, Canada and China, giving us a broad platform for just-in-time delivery and support to our customers.
      On October 3, 2005, we acquired Alabama Metal Industries Corporation, or AMICO, a leading manufacturer of a diverse line of products for the commercial and industrial building products markets.
      We sell our products both domestically (89% of net sales for the three months ended March 31, 2006) and internationally (11% of net sales for the three months ended March 31, 2006). We operate in the following three business segments:

•	Building Products (60% of net sales for the three months ended March 31, 2006): Through acquisitions and strong organic growth, we have created a building products business that now offers more than 5,000 products, many of which are market leaders and are sold to more than 9,100 customers. Our building products segment operates 65 facilities in 25 states and Canada.

•	Processed Metal Products (32% of net sales for the three months ended March 31, 2006): Our processed metal products segment focuses on value-added precision sizing and treating of steel for a variety of uses as well as the production of high-quality steel strapping for binding and packaging, the manufacture of non-ferrous metal powders for use in several industries and other activities. We sell processed metal products to more than 1,700 customers. Our processed metal products segment operates 12 facilities in the United States and China.

•	Thermal Processing (8% of net sales for the three months ended March 31, 2006): Over the past ten years, we became one of North America’s largest third-party commercial heat treaters, serving more than 5,600 customers. We provided a wide range of heat-treating services to harden, soften or impart other desired properties to customer-owned parts made of steel, aluminum, copper, powdered metal and various other alloys and metals. Our thermal processing segment operated 16 facilities in 10 states and Canada. See our discussion of the sale of the assets of this segment in this summary above under the caption “Current Developments” and below in the section of this prospectus titled “Business — Current Developments.” See also the pro forma financial data related to the disposition which we have set forth in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”
      Gibraltar Industries, Inc. is a Delaware corporation. Our principal executive offices and mailing address is 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219, and our telephone number at that address is 716-826-6500. Our website is located at http://www.gibraltar1.com. Our website and the information contained on our website is not part of this document and should not be considered in any decision to tender your original notes.
The Exchange Offer
      On December 8, 2005, we completed a private offering of our 8% Senior Subordinated Notes due 2015. In connection with the issuance of the original notes, we entered into a registration rights agreement, dated as of December 8, 2005, among the Company, the Guarantors (as defined in “Description of the New Notes — Certain Definitions”) and J.P. Morgan Securities Inc., McDonald Investments Inc. and Harris Nesbitt Corp., in their capacity as the initial purchasers, in which we agreed to deliver to you this prospectus and complete the exchange offer. Until the registration statement of which this prospectus is a part is declared effective by the SEC or if the exchange offer is not consummated within 240 days of December 9, 2005, then the per annum interest rate on the original notes will increase. In the exchange offer, you are entitled to exchange your original notes for new notes which are identical in all material respects to the original notes except that:

•	the new notes have been registered under the Securities Act,

•	the new notes are not entitled to registration rights under the registration rights agreement, and

•	the contingent interest rate provisions of the registration rights agreement that depend on the consummation of the exchange offer and/or effectiveness of the registration statement will no longer be applicable following consummation of the exchange offer.

General	We are offering to exchange up to $204.0 million aggregate principal amount of new 8% Senior Subordinated Notes, Series B, due 2015 for up to $204.0 million aggregate principal amount of outstanding 8% Senior Subordinated Notes due 2015 that were issued December 8, 2005 in a private placement.

Outstanding original notes may be exchanged only in denominations of $1,000 and in integral multiples of $1,000.

Expiration Date	5:00 p.m., New York time, on September 7, 2006, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer. We do not currently intend to extend the expiration date, although we reserve the right to do so. If extended, the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions that we may waive and upon compliance with applicable securities laws. See “The Exchange Offer-Conditions to the Exchange Offer.”

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or facsimile of the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and the letter of transmittal, and send the letter of transmittal or a facsimile of the letter of transmittal and the original notes you wish to exchange and any other required documentation to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent prior to the expiration of the exchange offer.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us and agree that, among other things:

• the new notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate, or any intention to participate, in the distribution (within the meaning of the Securities Act) of the new notes to be issued to you in the exchange;

• you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of Gibraltar Industries, Inc. or a guarantor;

• if you are a broker-dealer, you did not purchase your original notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration;

• if you are a broker-dealer that will receive new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes; and

• you are not acting on behalf of any persons or entities that could not truthfully make the foregoing representations.

See “The Exchange Offer — Procedures for Tendering” and “— Resale of the New Notes.”

If you hold original notes through The Depository Trust Company, or DTC, in the form of book-entry interests, and wish to participate in the exchange offer, you must cause the book-entry transfer of the original notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

• a completed letter of transmittal; or

• an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, by which each tendering holder will agree to be bound by the letter of transmittal.

See “The Exchange Offer — Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program.”

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that the new notes may be offered for sale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make the representations that appear above under “— Procedures for Participating in the Exchange Offer.” Any holder of original notes who cannot make these representations may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the original notes.

If you are a broker-dealer that has received new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you must represent and agree in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. Such a broker-dealer may use this prospectus to resell the new notes. We have agreed that for a period of up to 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer as it did in the no-action letters to the unrelated persons upon which we are relying. See “The Exchange Offer — Resale of the New Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures for transfer of book-entry interests prior to the expiration of the exchange offer, you may tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of New Notes	Subject to the satisfaction or waiver of the condition to the exchange offer as discussed above, we will accept for exchange any and all original notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer. The new notes issued pursuant to the exchange offer will be issued and delivered promptly following the expiration of the exchange offer. We will return to you any original notes not accepted for exchange for any reason without expense to you promptly after the expiration of the exchange offer. See “The Exchange Offer — Acceptance of Tendered Original Notes.”

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your original notes. Accordingly, the liquidity of the original notes will be adversely affected.

Federal Income Tax Considerations	The exchange of the original notes for the new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Trust Company, N.A., trustee under the indenture under which the new notes will be issued, is serving as exchange agent. The address and telephone number of the exchange agent are set forth in the section of this prospectus entitled “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

The New Notes
   The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Gibraltar Industries, Inc.

Securities Offered	The form and terms of the new notes will be the same as the form and terms of the original notes except that:

• the new notes have been registered under the Securities Act,

• the new notes are not entitled to registration rights under the registration rights agreement, and

• the contingent interest rate provisions of the registration rights agreement that depend on the consummation of the exchange offer and/or effectiveness of the registration statement will no longer be applicable following consummation of the exchange offer.

The new notes evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Maturity Date	December 1, 2015

Interest	The notes bear cash interest at the rate of 8% per annum (calculated using a 360-day year). Interest on the new notes will accrue (A) from the later of: (i) the last date on which interest was paid on the original notes tendered in exchange therefore; or (ii) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or (B) if no interest has been paid on such original notes, from December 8, 2005, the date the original notes were issued, or the issue date. The interest rate in the notes has temporarily been increased by 0.25% per annum for the reasons described in “The Exchange Offer — Shelf Registration and Additional Interest.”

Payment Frequency	Interest is payable every six months on June 1 and December 1.

First Payment	Interest is payable commencing June 1, 2006.

Guarantees	The new notes will be guaranteed on a senior subordinated basis by all of our material domestic subsidiaries and one of our foreign subsidiaries. Any restricted subsidiaries (as defined in the section entitled “Description of the New Notes”) that in the future guarantee our indebtedness, including indebtedness under our senior credit facility, or indebtedness of any subsidiary guarantor, will also guarantee the notes. The guarantees will be released when the guarantees of our indebtedness, including indebtedness under our senior credit facility, and the guarantees of indebtedness of our subsidiary guarantors are released. The guarantees will be unsecured senior subordinated indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness. The guarantees will be full and unconditional and joint and several obligations of the subsidiary guarantors. For the three months ended March 31, 2006, our non-guarantor subsidiaries represented approximately 3.5% of our net sales, approximately 4.0% of our operating income from continuing operations, and approximately 26% of our total assets.

Absence of Public Market for the Notes	We do not intend to apply for listing of the new notes on any securities exchange or inclusion of the new notes in any automated quotation system. An active trading market for the new notes may not exist following the completion of the exchange offer.

Ranking	The new notes will:

• be general unsecured obligations;

• be subordinated in right of payment to all of our existing and future senior debt, including our obligations under our senior credit facility;

• be effectively junior to our secured debt to the extent of the value of the assets securing such debt;

• rank equally in right of payment with all of our existing and future senior subordinated debt;

• be senior in right of payment to all of our existing and future debt that is expressly subordinated in right of payment to the notes; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

Similarly, the guarantee of each guarantor of the new notes will:

• be subordinated in right of payment to all of that guarantor’s existing and future senior debt, including its guarantee of borrowings under our senior credit facility;

• be effectively junior to all secured debt of that guarantor to the extent of the value of the assets securing such debt;

• rank equally in right of payment with any existing and future senior subordinated debt of that guarantor;

• be senior in right of payment to any existing and future debt of that guarantor that is expressly subordinated in right of payment to the guarantee of the new notes; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of that guarantor’s subsidiaries that do not guarantee new notes.

As of March 31, 2006:

• we had approximately $454.7 million of total indebtedness (including the Original Notes), of which $246.7 million was secured indebtedness ranked senior to the indebtedness under the original notes (and would be ranked senior to the new notes); and no debt was subordinated to the original notes (and would be ranked subordinate to the new notes);

• we had additional commitments under our senior credit facility available to us and Gibraltar Steel Corporation of New York, our principal operating subsidiary, of $270.5 million, all of which would have ranked senior to the notes if borrowed; and

• our non-guarantor subsidiaries had $6.5 million of total liabilities (including trade payables, but excluding intercompany liabilities), all of which would have been structurally senior to the notes

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after December 1, 2010, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to December 1, 2008, we may redeem up to 35% of the original principal amount of the notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 108% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory Offers to Purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay senior indebtedness, including indebtedness under our senior credit facility (with a corresponding reduction in commitment), or to invest in capital assets related to our business.

Covenants	We will issue the new notes under the indenture with The Bank of New York Trust Company, N.A., as trustee, that we executed and delivered on December 8, 2005. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• repurchase capital stock;

• make other restricted payments including, without limitation, paying dividends and making investments;

• redeem debt that is junior in right of payment to the notes;

• issue debt that is senior to the notes but junior to our senior indebtedness;

• create liens;

• sell or otherwise dispose of assets, including capital stock of subsidiaries; and

• enter into agreements that restrict dividends from subsidiaries;

• enter into mergers or consolidations

• enter into transactions with affiliates;

• guarantee indebtedness; and

• enter into new lines of business.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the New Notes.”
Risk Factors
      In evaluating whether to participate in the exchange offer, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the new notes.
Where You Can Find Additional Information
      This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus. Refer to the section of this prospectus entitled “Where You Can Find Additional Information” to learn how to obtain this information free of charge.
      In order to obtain timely delivery, you must request documents from us no later than August 30, 2006, which is five days before the expiration of the exchange offer.

Summary Consolidated Historical and Pro Forma Financial Data
      The following table sets forth our summary consolidated historical and pro forma financial data.
      The summary consolidated historical financial data includes the operations of our thermal processing segment that we sold June 30, 2006. See the pro forma financial information respecting this sale in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”
      We derived the summary historical statements of income and cash flows and other financial data for each of the fiscal years ended December 31, 2003, 2004 and 2005, respectively, from our audited consolidated financial statements included in our Report on Form 8-K filed June 9, 2006. The historical financial data for the year ended December 31, 2003 was derived from our audited financial statements in our Report on Form 8-K filed on November 15, 2005. The financial statements for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial statements for the years ended December 31, 2004 and 2003 have been audited by another independent registered public accounting firm. We derived the summary historical statements of income and cash flows and other financial data for the three months ended March 31, 2005 and 2006 from our unaudited consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 filed with the SEC. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. You should read the summary consolidated financial data set forth below in conjunction with “Selected Historical Financial Data” contained in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements of our company included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005, as amended by our Report on Form 8-K filed June 9, 2006, and “Management Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements of our company included in our Quarterly Report on Form 10-Q filed with the SEC for the three months ended March 31, 2006 incorporated herein by reference. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2006.
      The information contained in the “Pro forma” column of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 gives effect to the following (collectively, the “transactions”) as if they had occurred on January 1, 2005:

•	the acquisition of AMICO (acquired October 3, 2005);

•	the sale of the original notes, the borrowing under our new institutional term loan and the use of proceeds thereof as described in “Use of Proceeds;”

•	the sale of certain assets and liabilities of the thermal processing segment; and

•	the use of proceeds thereof to repay a portion of our outstanding debt.
      The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. However, these unaudited pro forma adjustments include a preliminary allocation of the purchase price of AMICO based on a preliminary estimate of fair market value and the pro forma adjustments do not include any adjustment to the selling price of the thermal processing assets. The final allocation of the purchase price to our acquired AMICO assets and liabilities will be completed as soon as the company is able to complete a full evaluation of the acquired assets and liabilities. The final sales price of the thermal processing assets will be determined based upon the actual working capital transferred when the transaction closes. Pro forma adjustments have been recorded:

•	to adjust for the increase in cost of sales caused by recording the inventory of AMICO under the same accounting method as our company (AMICO historically reported its inventory on a LIFO basis, while the Company uses the FIFO method).

•	to reduce cost of sales to remove the effect of recording the inventory of AMICO at estimated fair value;

•	to reflect the reduction in depreciation which resulted as we recorded the property, plant and equipment of AMICO at fair value, and adjusted estimated useful lives;

•	to record the amortization of the identifiable intangible assets of AMICO which were recorded at estimated fair value;

•	to record the increase in interest expense that resulted from the sale of the original notes, the borrowing under our institutional term loan and the use of proceeds thereof as described in the section of this prospectus entitled “Use of proceeds;” and

•	to record the effect of the sale of certain assets and liabilities, and the reclassification of the results of the operations, of our thermal processing segment.
      The adjustments with respect to the original notes sold on December 8, 2005 reflect the interest rate plus amortization of financing costs. The adjustment with respect to the use of proceeds from the sale of the thermal processing assets to reduce outstanding debt reflects interest expense based upon average rates on our debt during the respective periods.
      Our unaudited pro forma financial data do not purport to present what our actual results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

•	We will be required to record identifiable intangible assets and property, plant and equipment acquired in the AMICO acquisition on our consolidated balance sheet at fair market value. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the AMICO acquisition, we expect to recognize, when we complete our fair market value calculations, identifiable intangible assets such as trademarks/patents, unpatented technology and customer relationships. We have not yet completed our fair market value calculations of these assets, therefore the amounts included herein are based on preliminary estimates. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point are based on preliminary estimates. The actual useful lives could vary materially from the lives shown herein. Additionally, the identification of intangible assets and the recording of the acquired property, plant and equipment at fair market value may give rise to additional deferred tax assets and liabilities.

•	In connection with the transaction, we paid a prepayment premium of $6.7 million to retire our private placement notes. We also wrote off the deferred financing fees of $0.6 million related to this debt. These charges are not reflected in the unaudited pro forma condensed combined statements of income because they are not considered on-going and will not have a recurring impact on our results of operations.

•	In connection with the pending sale of the assets of our thermal processing segment, we expect to incur a loss on the disposal of assets. While we are unable to calculate the exact amount of this loss until after the closing of the pending sale, we expect it to be in the range of $3-6 million. At March 31, 2006 the loss would have been approximately $5 million.

      You should read the unaudited pro forma condensed combined statement of income data set forth below in conjunction with “Selected Consolidated Historical Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Information,” each contained in this prospectus, and the audited consolidated financial statements and the related notes of our company and of AMICO incorporated by reference in this prospectus.

							Three Months Ended				Fiscal
	Fiscal Year Ended December 31,						March 31,				Year Ended
											December 31,
	2003		2004		2005		2005		2006		2005

											(Pro forma)
	(Dollars in thousands)
Statement of income data:
Net sales	$729,806		$976,255		$1,178,236		$273,581		$360,355		$1,310,023
Cost of sales	587,128		774,970		959,755		223,449		288,832		1,050,497

Gross profit	142,678		201,285		218,481		50,132		71,523		259,526
Selling, general and administrative expense	85,802		111,737		120,779		29,236		40,561		135,725

Income from operations	56,876		89,548		97,702		20,896		30,962		123,801
Equity in partnerships’ (income) loss and other income(1)	(685)		(4,846)		(266)		(444)		(686)		(194)
Interest expense	13,096		12,915		25,442		3,928		8,047		27,604

Income before taxes	44,465		81,479		72,526		17,412		23,601		96,391

Provision for income taxes	17,562		31,768		27,845		6,790		9,204		37,014

Income from continuing operations	26,903		49,711		44,681		10,622		14,397		$59,377

Discontinued operations, net of taxes(2)	50		1,071		(1,209)		124		—

Net income	$26,953		$50,782		$43,472		$10,746		$14,397

Cash flow data:
Net cash provided by (used in) operating activities(3)	$65,408		$(1,405)		$132,401		$(48,067)		$(3,570)
Net cash (used in) provided by investing activities(3)	(113,667)		(88,467)		(249,933)		37,502		(6,341)
Net cash provided by (used in) financing activities	74,718		72,825		136,902		6,671		(9,301)
Depreciation and amortization	21,783		24,198		28,607		6,473		8,874		$23,609
Other data:
Total capital expenditures	$22,050		$24,330		$22,122		$6,075		$6,377
Selected ratios:
Ratio of earnings to fixed charges(4)	3.90	x	5.82	x	3.41	x	4.61	x	3.56	x	3.94	x
Balance sheet data (end of period):
Cash and cash equivalents	$29,019		$10,892		$28,529		$6,843		$9,317
Total assets	777,743		957,701		1,205,012		971,509		1,232,298
Working capital(5)	150,694		242,255		266,756		290,139		277,752
Total debt	242,250		310,039		463,013		317,722		454,745
Shareholders’ equity	394,181		453,743		494,025		463,578		509,006

(1)	Equity in partnerships’ income and other income represents our proportional interest in the income or losses of our cold-rolled strip steel joint venture and our steel pickling joint venture and other income.

(2)	Discontinued operations represent the income (loss), net of income taxes (benefits), attributable to our subsidiary Milcor, which we sold in January 2005 for approximately $42.6 million.

(3)	Reflects continuing operations only.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes minus net undistributed equity earnings minus capitalized interest plus fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that management believes is representative of the interest component of rent expense.

(5)	Working capital is current assets minus current liabilities.

RISK FACTORS
      In addition to the other information set forth in this prospectus, and in our filings with the SEC that we incorporate herein by reference, you should carefully consider the following risks before tendering original notes in exchange for new notes. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and/or principal on the notes. The value of the notes could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Our Industry

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.
      We are significantly leveraged and our total indebtedness is approximately $458.1 million as of March 31, 2006. The following chart shows our level of indebtedness and certain other information as of March 31, 2006.

March 31, 2006

(Dollars in millions)
Senior credit facility:
Revolving credit facility	$17.3
Institutional term loan	229.4
Original notes offered(1)	204.0
Other	7.4

Total debt	$458.1

Shareholders’ equity	$509.0

Ratio of earnings to fixed charges(2)	3.56

(1)	Excludes the effect of the $3.4 million discount from face value.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes minus net undistributed equity earnings minus capitalized interest plus fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that management believes is representative of the interest component of rent expense.
      Our substantial degree of indebtedness could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	certain of our borrowings, including borrowings under our senior credit facility, bear interest at variable rates, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in any downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Our future operating results may be affected by fluctuations in raw material prices. We may not be able to pass on increases in raw material costs to our customers.
      Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole is very cyclical, and at times pricing can be volatile due to a number of factors beyond our control, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect our steel costs. Other significant raw materials we use include aluminum and plastics, which are also subject to volatility.
      Demand for steel increased during 2004, for example, especially in China, and steel producers experienced a shortage of steel scrap and coke, two key materials used in the manufacture of steel. The shortage of these raw materials resulted in significant increases in both steel demand and steel pricing in 2004 and early 2005. To hedge against further price increases and potential shortages, we purchased significant quantities of steel. When steel prices began to decline in mid-2005, our gross profit margins suffered a decline from the corresponding period in 2004 partly because we have been selling inventory produced with this high-cost steel, and, contrary to 2004, we are operating under pricing pressure from our customers in our processed metal products segment.
      We are required to maintain substantial inventories to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase raw materials on a regular basis in an effort to maintain our inventory at levels that we believe are sufficient to satisfy the anticipated needs of our customers based upon historic buying practices and market conditions. In an environment of increasing raw material prices, competitive conditions will impact how much of the steel price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, the profitability of our business could decline.

The building and construction industry and the automotive industry account for a significant portion of our sales, and reduced demand from these industries is likely to reduce our profitability and cash flows.
      Net sales of our building products segment, which sells products for use in the building and construction industry, accounted for approximately 51.0%, 48.9%, 52.2% and 59.6% of our net sales in 2003, 2004, 2005, and the three months ended March 31, 2006 respectively. These sales were made primarily to retail home centers and wholesale distributors. We also sell some products in our processed metal products segment to customers in the building and construction industry. For the year ended December 31, 2005, The Home Depot accounted for approximately 12.1% of our gross sales. A loss of sales to the building and construction industry would adversely affect our profitability and cash flow. For example, our sales of processed steel to steel service centers decreased in 2003 due to a decline in demand in the commercial building industry, causing a decrease in net sales in our processed metal products segment and contributing to a decrease in our operating margins in that segment compared to the prior year. This industry is cyclical, with product demand based on numerous factors such as interest rates, general economic conditions, consumer confidence and other factors beyond our control.
      We estimate that net sales of our products for use in the automotive industry accounted for approximately 25%, 26% and 22% of our net sales in 2003, 2004 and 2005 respectively. We anticipate that the percentage of our sales for this industry in 2006 will remain relatively consistent with our historical experiences. Such sales include sales directly to auto manufacturers and to manufacturers of automotive components and parts. The automotive industry experiences significant fluctuations in demand based on numerous factors such as general economic conditions, consumer confidence and other factors beyond our control. In 2003, for example, our sales of processed steel products to General Motors, Ford Motor Company and Daimler-Chrysler automotive manufacturers decreased in comparison to 2002, causing a decrease in net sales in our processed metal products segment and contributing to a decrease in our operating margins in that segment compared to the prior year. The domestic auto industry is currently experiencing a difficult operating environment that has resulted in lower levels of vehicle production and decreased demand for our products.
      Downturns in demand from the building and construction industry, the automotive industry or any of the other industries we serve, or a decrease in the prices that we can realize from sales of our products to customers in any of these industries, would reduce our profitability and cash flows.

We may not be able to identify, manage and integrate future acquisitions successfully, and if we are unable to do so, we are unlikely to sustain our historical growth rates and our ability to repay the notes may decline.
      Historically, we have grown through a combination of internal growth and external expansion through acquisitions. Although we intend to actively pursue our growth strategy in the future, we cannot provide any assurance that we will be able to identify appropriate acquisition candidates or, if we do, that we will be able to negotiate successfully the terms of an acquisition, finance the acquisition or integrate the acquired business effectively and profitably into our existing operations. Integration of an acquired business could disrupt our business by diverting management away from day-to-day operations and could result in contingent liabilities that were not anticipated. Further, failure to integrate successfully any acquisition (including our acquisition of AMICO, our largest acquisition to date) may cause significant operating inefficiencies and could adversely affect our profitability and our ability to repay the notes. Consummating an acquisition could require us to raise additional funds through additional equity or debt financing which may not be available to us. Additional debt financing would increase our interest expense and reduce our cash flows otherwise available to reinvest in our business.

Lead time and the cost of our products could increase if we were to lose one of our primary suppliers.
      If, for any reason, our primary suppliers of flat-rolled steel, aluminum or other metals should curtail or discontinue deliveries to us in quantities we need and at prices that are competitive, our business could suffer. The number of available suppliers has been reduced in recent years due to industry consolidation and bankruptcies affecting steel and metal producers and this trend may continue. Our top ten suppliers accounted for 44.7% of our purchases during 2005, and we expect that this concentration will continue during 2006. We could be significantly and adversely affected if delivery were disrupted from a major supplier or several less-significant suppliers. In addition, we do not have long-term contracts with any of our suppliers. In early 2004, we experienced temporary supply shortages in the aluminum market. If, in the future, we were unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such metals from alternative sources at competitive prices to meet our delivery schedules, which would increase our operating expenses, and reduce our margins, sales, profitability and cash flows.

Increases in energy prices will increase our operating costs, and we may be unable to pass all these increases on to our customers in the form of higher prices for our products.
      We use energy to manufacture and transport our products. In particular, our building products and processed metal products plants use considerable electricity, and our thermal processing facilities depend on natural gas. Our operating costs increase if energy costs rise, which occurred in 2003 and occurred again in 2005. During periods of higher energy costs, we may not be able to recover our operating cost increases through price increases without reducing demand for our products. In addition, we do not hedge our exposure to higher prices via energy futures contracts. Increases in energy prices will increase our operating costs and may reduce our profitability and cash flows if we are unable to pass all the increases on to our customers. For example, we estimate that increases in energy costs have increased our cost of sales and, to a lesser degree, selling, general and administrative expense by approximately $3.6 million in 2005 compared to 2004.

We rely on a few customers for a significant portion of our gross sales, and the loss of those customers would adversely affect us.
      Some of our customers are material to our business and results of operations. In 2005, The Home Depot, our largest customer, accounted for approximately 12.1% of our gross sales, and ten of our largest customers accounted for approximately 34.1% of our gross sales. For the three months ended March 31, 2006, no customer accounted for more than 10% of our gross sales, and ten of our largest customers accounted for 24.2% of our gross sales. Our percentage of gross sales to The Home Depot and some of our other major customers may increase if we are successful in pursuing our strategy of broadening the range of products we sell to existing customers. In such an event, or in the event of any consolidation in the industries we serve, including the building and construction and automotive industries, our gross sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our top customers. These customers are also able to exert pricing and other influence on us, requiring us to market, deliver and promote our products in a manner that may be more costly to us. Moreover, we generally do not have long-term contracts with our customers, as is typical in the industries we serve. As a result, although our customers periodically provide indications of their product needs and purchases, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time. The loss or significant decrease in business from any of our major customers would have a material adverse effect on our business, and reduce our sales, profitability and cash flows.

Our business is highly competitive, and increased competition could reduce our gross profit, net income and cash flow.
      The principal markets that we serve are highly competitive. Competition is based primarily on the precision and range of achievable tolerances, quality, price, raw materials and inventory availability and the ability to meet delivery schedules dictated by customers. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do and some of which have more established brand names in the markets we serve. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross profit, net income and cash flow.

Our principal stockholders have the ability to exert significant control in matters requiring a stockholder vote and could delay, deter or prevent a change in control of our company.
      Approximately 18.34% of our outstanding common stock, including shares of common stock issuable under options granted which are exercisable within 60 days, are owned by Brian J. Lipke, who is the Chairman and Chief Executive Officer of our company, and Neil E. Lipke, Eric R. Lipke, Meredith A. Lipke and Curtis W. Lipke, all of whom are siblings, and certain trusts for the benefit of each of them. As a result, the Lipke family has significant influence over all actions requiring stockholder approval, including the election of our board of directors. Through their concentration of voting power, the Lipke family could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our company. In deciding how to vote on such matters, the Lipke family may be influenced by interests that conflict with yours. In addition, the Lipke family may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

We depend on our senior management team, and the loss of any member could adversely affect our operations.
      Our success is dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

We have not entered into employment agreements with any of our senior management personnel other than Brian J. Lipke, our Chairman of the Board and Chief Executive Officer.

We could incur substantial costs in order to comply with, or to address any violations of, environmental laws.
      Our operations and facilities are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment and human health and safety. Failure to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in substantial operating costs and capital expenditures, in addition to fines and civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of or at facilities we divested, which could result in future expenditures that cannot be currently quantified and which could reduce our profits and cash flow. We may be held strictly liable for the contamination of these sites, and the amount of that liability could be material. Under the “joint and several” liability principle of certain environmental laws, we may be held liable for all remediation costs at a particular site. Changes in environmental laws, regulations or enforcement policies could weaken our business, financial condition or results of operations.

Labor disruptions at any of our major customers or at our own manufacturing facilities could adversely affect our results of operations and cash flow.
      Many of our important customers, including in the automotive industry, have heavily unionized workforces and have sometimes experienced significant labor disruptions such those as work stoppages, slow-downs and strikes. A labor disruption at one or more of our major customers could interrupt production or sales by that customer and cause the customer to halt or limit orders for our products and services. Any such reduction in the demand for our products and services would weaken our results of operations, reduce our net sales and cash flow.
      In addition, approximately 12.0% of our employees are represented by unions through various collective bargaining agreements that expire between June 2006 and February 2009. It is likely that our employees will seek an increase in wages and benefits at the expiration of these agreements, and we may be unable to negotiate new agreements without labor disruption. In addition, labor organizing activities could occur at any of our facilities. If any labor disruption were to occur at our facilities, we could lose sales due to interruptions in production and could incur additional costs, which would weaken our results of operations and reduce our net sales and cash flow.

Our operations are subject to seasonal fluctuations that may impact our cash flow.
      Our net sales are generally lower in the first and fourth quarters primarily due to reduced activity in the building and construction industry due to weather, as well as customer plant shutdowns in the automotive industry due to holidays and model changeovers. In addition, quarterly results may be affected by the timing of large customer orders. Therefore, our cash flow from operations may vary from quarter to quarter. If, as a result of any such fluctuation, our quarterly cash flows were significantly reduced, we may not be able to service our indebtedness, including the notes. A default under our indebtedness would prevent us from borrowing additional funds and limit our ability to make various payments, including dividends to holders from shares and payments of interest or principal on the notes, and allow our senior secured lenders to enforce their liens against our personal property.

We have not yet fully evaluated the internal control over financial reporting of AMICO and its subsidiaries, and any deficiencies in AMICO’s internal controls that we may find would require us to spend resources to correct those deficiencies and could undermine market confidence in our reported consolidated financial information and reduce the market price of our securities including the notes.
      Maintaining effective internal control over financial reporting at our company, including all our subsidiaries, is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. We are currently subject to Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on the assessment of our management included in our annual reports on Form 10-K. However, because AMICO was a private company when we acquired it, AMICO was not subject to the Sarbanes-Oxley Act of 2002, and we are continuing to evaluate the strength of AMICO’s internal control over financial reporting. As an independent company, AMICO and its subsidiaries did not operate under a fully documented system for accounting and internal control over financial reporting, and we will need to document that control structure and may need to improve it. If we identify any significant deficiencies or material weaknesses in AMICO’s internal control over financial reporting in the course of the integration process, we will be required to spend time and money to remedy those deficiencies. If we are unable to sufficiently integrate AMICO’s control structure into our structure or correct any deficiencies we identify in a timely manner, we may conclude that these circumstances constitute a material weakness in the internal control over financial reporting of our company. If we reach such a conclusion at December 31, 2006, our management and our independent registered public accounting firm would be unable to conclude in their reports that our internal control over financial reporting was effective. Investors could lose confidence in our reported consolidated financial information as a result, and the market price of our securities including the notes could decline.
Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we could be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
      Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources included in our Annual Report on Form 10-K for the year ended December 31, 2005 and Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, each filed with the SEC and incorporated in this prospectus by reference.
      If our cash flows and capital resources are insufficient to satisfy our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to take any of these actions, and even if taken these actions may not permit us to meet our scheduled debt service obligations. Moreover some of these actions may not be permitted under the terms of our existing or future debt agreements, including the senior credit facility or the indenture that governs the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior credit facility and our indenture for the notes restrict our ability to dispose of assets and use the proceeds from the disposition. Therefore we may not be able to consummate those dispositions or to use the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the New Notes.”

      If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest due and payable;

•	the lenders under our senior credit facility could terminate their commitments to lend us money and enforce their license the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the notes.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could make the risks described above worse.
      We and our subsidiaries may be able to incur substantial additional indebtedness. The terms of the indenture for the notes do not fully prohibit us or our subsidiaries from doing so. Additionally, our senior credit facility, as amended and restated, provides commitments of up to $530.0 million in the aggregate, including a revolving credit facility of up to $300.0 million and a term loan in the original principal amount of $230.0 million. The amended and restated credit agreement permits the borrowers to enter into agreements with the administrative agent and any willing lenders to increase the revolving commitments of those lenders or add new term loans from those lenders up to an aggregate principal amount of $75.0 million without obtaining the consent of a majority of lenders. At March 31, 2006, $17.3 million was borrowed under the revolving credit facility, $12.2 million of letters of credit were outstanding and $270.5 million was available to be borrowed. Our principal operating subsidiary, Gibraltar Steel Corporation of New York, is also a borrower under our senior credit facility and the full amount of our commitments under the revolving credit facility may be borrowed by that subsidiary. Any borrowings under the revolving credit facility and the outstanding principal amount of the term loan will be secured indebtedness and rank senior to the notes and the guarantees. In addition, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you. The subsidiaries that guarantee the notes are also guarantors under our senior credit facility. See “Description of the New Notes” and “Description of Other Indebtedness.” If we incur additional debt the related risks that we and our subsidiaries face would intensify.

Restrictive covenants may adversely affect our operations.
      Our senior credit facility contains, and the indenture governing the notes contains, various covenants that limit our ability to, among other things:

•	incur additional debt or provide guarantees in respect of obligations of other persons;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	incur debt that is senior to the notes but junior to our senior credit facilities and other senior indebtedness;

•	incur liens;

•	restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into new lines of business.

      In addition, the restrictive covenants in our senior credit facility (which includes our revolving credit facility and our new $230.0 million term loan facility) require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior credit facility. Upon the occurrence of an event of default under our senior credit facility, which ranks senior to the notes, the lenders could elect to declare all amounts outstanding under such facility to be immediately due and payable and terminate all commitments to extend further credit. If such event of default and election occur, the lenders under our senior credit facility would be entitled to be paid before you receive any payment under the notes. In addition, if we were unable to repay those amounts, the lenders under our senior credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all our assets as collateral under our senior credit facility. If the lenders under our senior credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior credit facility and our other indebtedness, including the notes, and may not be able to borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Other Indebtedness.”

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Certain of our borrowings, primarily borrowings under our senior credit facility, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income would decrease. Assuming all revolving loans and the term loan were fully drawn or funded on March 31, 2006, as applicable, each quarter point change in interest rates would result in a $1.0 million change in annual interest expense on our variable rate debt.

Your right to receive payments on the notes and the guarantees will be subordinated to the borrowings under our senior credit facility and possibly all of our and our guarantors’ future borrowings.
      The notes and the guarantees rank behind all of our and our guarantors’ existing and future senior indebtedness, including our senior credit facility. The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes. In addition, our senior credit facility and the indenture for the notes will permit us to incur substantial additional indebtedness, including senior indebtedness, in the future. For example, our principal operating subsidiary, Gibraltar Steel Corporation of New York, is a borrower under the senior credit facility, and the full amount of the commitments under that facility may be borrowed by that subsidiary.
      As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt, the senior debt of the guarantors and any debt of our non-guarantor subsidiaries will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.
      All payments on the notes and the guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior indebtedness.
      In the event of a bankruptcy or similar proceeding relating to us or the guarantors, holders of the notes will participate with the trade creditors and all holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness and holders of other indebtedness and trade payables.
      The notes and the guarantees are subordinated to $246.7 million of senior indebtedness as of March 31, 2006. In addition, at March 31, 2006, we and our principal operating subsidiary Gibraltar Steel Corporation of New York, had $270.5 million available for borrowings under our senior credit facility, all of which would have been secured if borrowed. As of March 31, 2006, the notes and the guarantees were structurally subordinated to $6.5 million of liabilities of our non-guarantor subsidiaries. Our senior credit facility, as amended and restated allows us, subject to certain conditions, to incur additional term loans or increase the revolving credit commitment in an aggregate principal amount of up to $75.0 million. We will, subject to some limitations, be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture and our senior credit facility. See “Description of Other Indebtedness.”

The notes are not secured by our assets or those of our guarantors, and the lenders under our senior credit facility will be entitled to remedies available to a secured lender, which will give them priority over you to collect amounts due to them.
      In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees will not be secured by any of our assets. Our obligations under our senior credit facility are secured by, among other things, substantially all the assets of our company, our principal operating subsidiary (which is a co-borrower) and the guarantors. If we become insolvent or are liquidated, or if payment under our senior credit facility or in respect of other secured indebtedness is accelerated, the lenders under our senior credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at that time. Upon the occurrence of any default under our senior credit facility (and even without accelerating the indebtedness under the senior credit facility), the lenders may be able to prohibit the payment of the notes and guarantees, either by limiting our ability to access our cash flows or enforcing the subordination provisions contained in the indenture governing the notes. See “Description of Other Indebtedness” and “Description of the New Notes.”

The new notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the new notes.
      You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.
      For the three months ended March 31, 2006, our non-guarantor subsidiaries collectively represented approximately 3.5% of our sales and approximately 4.0% of our operating income. At March 31, 2006, our non-guarantor subsidiaries collectively represented approximately 2.6% of our total assets and had approximately $6.5 million of outstanding total liabilities, including trade payables, but excluding inter-company liabilities, all of which are structurally senior to the new notes.
      In addition, the indenture governing the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We are a holding company and may not have access to sufficient cash to make payments on the notes.
      We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness subject to any covenant that may restrict payments from those subsidiaries to us. Our subsidiaries’ agreements governing current and future indebtedness may not permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.
      Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are or will be guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, any guarantee of the notes will be effectively subordinated to any indebtedness of a guarantor that is secured, to the extent of the value of the collateral securing such guarantees.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.
      Any default under the agreements governing our indebtedness, including a default under our senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our senior credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facility and our indenture. In the event of such default, the holders of such indebtedness could declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior credit facility could terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior credit facility to avoid being in default. If we breach our covenants under our senior credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the New Notes.”

We may not be able to repurchase the notes upon a change of control.
      Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain waivers under our senior credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facility. Our senior credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.
      In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “change of control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control”, as defined in the indenture, that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “change of control” as defined in the indenture, we will not be required to offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Other Indebtedness” and “Description of the New Notes — Change of Control.”

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.
      The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we, or any of our guarantors, were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
      If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.
      Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.
      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

There may be significant restrictions on your ability to transfer or resell your new notes.
      The original notes were offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the original notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.
      We have registered the exchange offer and the new notes with the SEC. The SEC, however, has broad discretion and may delay, defer or suspend the effectiveness of any registration statements for a variety of reasons. If issued hereunder, the new notes generally may be resold or otherwise transferred (subject to restrictions described under “The Exchange Offer — Resale of the New Notes”) by each holder of the new notes with no need for further registration. However, the new notes will constitute a new issue of securities with no established trading market. We cannot assure you that there will be an active trading market for the new notes, or, in the case of non-exchanging holders of the original notes, any trading market for the original notes, following the exchange offer. See “The Exchange Offer.”

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.
      We do not intend to have the new notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems, although we expect that they will be eligible for trading in the PORTAL market. The initial purchasers have advised us that they intend to make a market in the new notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes and they may discontinue their market-making activities at any time without notice. In addition, such market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, there may not be any trading market for the new notes. In addition the liquidity of any market that might develop for the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	our ability to complete the exchange offer for the new notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the original notes or the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your original or new notes. Therefore, you may not be able to sell your original notes or the new notes at a particular time and the price that you receive when you sell the notes may not be favorable.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. As consideration for issuing the new notes, we will receive original notes with like original principal amounts. The form and terms of the new notes are the same as the form and terms of the original notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.
      The net proceeds from the sale of the original notes, after deducting the offering expenses payable by us, were approximately $194.0 million. We used the net proceeds from sale of the original notes, together with the proceeds of our new institutional term loan, to repay amounts incurred under our secured revolving credit facility and an interim credit facility which were used to finance our acquisition of AMICO and to repay other prior indebtedness.
      The following table sets forth the sources and uses of funds in connection with the sale of the original notes, the borrowing under our new institutional term loan and the use of proceeds thereof:

(Dollars in Millions)

Sources
Institutional term loan	$230.0
Senior subordinated notes	200.6

Total Sources	$430.6

Uses
Repay revolving credit facility(1)	$120.7
Repay interim credit facility(2)	300.0
Fees and expenses	9.9

Total Uses	$430.6

(1)	We repaid borrowings under our revolving credit facility under which interest accrues at a variable rate of (i) LIBOR plus a margin ranging from 0.575% to 1.60%, or (ii) the greater of the administrative agent’s prime rate or the federal funds effective rate plus 0.5%. The borrowings under the revolving credit facility were used for working capital and to refinance indebtedness.

(2)	We repaid our interim credit facility, a term loan in the original principal amount of $300 million, which accrued interest, at our option, at (i) LIBOR plus a margin ranging from 0.75% to 2.25% or (ii) the greater of the administrative agent’s prime rate or the federal funds effective rate plus 0.5%, plus a margin ranging from 0.175% to 0.65%.

BUSINESS
Current Developments
      On May 31, 2006, we signed an asset purchase agreement that resulted in the sale of the assets and the assumption of selected liabilities of our thermal processing segment. Recently we determined that the thermal processing operations no longer fit in our core portfolio. We were approached by an interested buyer and were able to reach an agreement to sell the assets to the buyer subject to the buyer assuming certain liabilities, for $135.0 million, subject to adjustment for working capital. We completed the sale on June 30, 2006 and expect to incur a loss on this sale. While currently we are unable to calculate the exact amount of this loss, we expect the loss to be in the range of $3-6 million. At March 31, 2006 the loss would have been approximately $5 million.
      As a result we will be required to classify the assets of the thermal processing segment as held for sale and to reclassify our historical financial statements to reflect discontinued operations in our next Quarterly Report on Form 10-Q. In connection with this prospectus we are required to provide pro forma information for the past three years and the latest interim period giving effect to this sale as if it had happened at the beginning of the respective period. This information is included in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”. See the discussion of our thermal processing segment below in the section of this prospectus titled “Business — Products and Services”.
Our Company
      We are a leading manufacturer, processor and distributor of residential and commercial building products and processed metal products for industrial applications. Our building products are used by homeowners and builders to provide structural and architectural enhancements for residential and commercial building projects. Our processed metal products are comprised primarily of steel shaped to specific widths and hardened to certain tolerances as required by our customers. We are also a leading third-party provider of thermal processing services for a wide range of applications, which involves exposing metals to precise temperatures, atmospheres and other conditions to improve their physical properties. We serve approximately 16,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. We operate 93 facilities in 29 states, Canada and China, giving us a broad platform for just-in-time delivery and support to our customers.
      On October 3, 2005, we acquired AMICO, a leading manufacturer of a diverse line of products for the commercial and industrial building products markets. On a pro forma basis to reflect the AMICO acquisition and sale of the assets of our thermal processing segment as of January 1, 2005, we generated net sales of $1,310.0 million and net income of $59.4 million in the year ended December 31, 2005. We have accounted for AMICO completely within our building products segment from October 3, 2005.
      We sell our products both domestically (89% of net sales for the three months ended March 31, 2006) and internationally (11% of net sales for the three months ended March 31, 2006). We operate in the following three reportable business segments:

•	Building Products (60% of net sales for the three months ended March 31, 2006): Through acquisitions and strong organic growth, we have created a building products business that now offers more than 5,000 products, many of which are market leaders and are sold to more than 9,100 customers. Our building products segment operates 65 facilities in 25 states and Canada.

•	Processed Metal Products (32% of net sales for the three months ended March 31, 2006): Our processed metal products segment focuses on value-added precision sizing and treating of steel for a variety of uses as well as the production of high-quality steel strapping for binding and packaging, the manufacture of non-ferrous metal powders for use in several industries and other activities. We sell processed metal products to more than 1,700 customers. Our processed metal products segment operates 12 facilities in the United States and China.

•	Thermal Processing (8% of net sales for the three months ended March 31, 2006): Over the past ten years, we became one of North America’s largest third-party commercial heat treaters, serving more than 5,600 customers. We provided a wide range of heat-treating services to harden, soften or impart other desired properties to customer-owned parts made of steel, aluminum, copper, powdered metal and various other alloys and metals. Our thermal processing segment operated 16 facilities in 10 states and Canada. See our discussion of the sale of the assets of this segment above in “Business — Current Developments”.
      The following table sets forth our net sales from continuing operations by reportable segment for the years ended December 31, 2003, 2004 and 2005, and for the three months ended March 31, 2006 and 2005.

				Three Months Ended
	Year Ended December 31,			March, 31

Statement of income data:	2003	2004	2005	2005	2006

	(Dollars in thousands)
Net sales:
Building products	$371,957	$477,316	$615,386	$119,172	$214,742
Processed metal products	268,512	395,287	454,82	127,612	115,889
Thermal processing	89,337	103,652	108,028	26,797	29,724

Total consolidated net sales	$729,806	$976,255	$1,178,236	$273,581	$360,355

      We also hold equity positions in a steel cold-rolled strip steel joint venture and a pickling joint venture, both of which are included in our processed metal products segment.
      The following table summarizes selected products/services, industries served and customers by reportable segment:

	Building Products	Processed Metal Products	Thermal Processing

Selected products/ services	• Mailboxes • Ventilation products • Structural connectors • Bar grating • Metal building accessories • Metal Lath • Expanded Metal	• Cold-rolled strip steel • Steel strapping • Coated steel products • Non-ferrous metals powder	• Aluminum processing • Assembly, brazing, and heat treating of torque converters • Processor of powdered metal parts
Selected industries served	• Retail home market • Lumber • Building materials • Residential, commercial, and industrial construction	• Power and hand tool hardware • Aerospace • Electronics • Automotive • Automotive supply • Consumer products • Commercial and residential metal building	• Automotive • General manufacturing
Selected customers	• The Home Depot • Lowe’s Companies • Menard Cashway Lumber • ABC Supply • Prime Source	• Chrysler • General Motors • BorgWarner • Ford Motor Company • 3M • Arrowhead Industries	• Ford Motor Company • General Motors • Getrag • Eaton

Our Strategy
      From our formation in 1972 to 1995, we operated exclusively as a metal processing business. In 1996, we embarked on a program to diversify into building products and thermal processing operations, two markets that reduced our exposure to cyclical steel price fluctuations yet reflected our core competency of buying, processing and distributing metal-based products. Since our initial public offering in 1993, we have a successful track record of acquiring and integrating numerous companies, and we are currently in the process of integrating AMICO into our operations.
      We intend to leverage our core competencies in our business segments, our network of manufacturing and distribution facilities and our blue-chip customer base to expand our sales while improving our operating performance through disciplined cost-cutting and supply chain efficiencies. We plan to use our relationships with national customers and our production expertise to further expand into niche markets characterized by high value-added products with strict customer requirements. We plan to achieve these objectives by pursuing the following strategies:

•	Increase product and market penetration. We intend to further penetrate our markets by selling AMICO’s products to our existing customers, and we plan to encourage AMICO’s customers to carry a larger share of our building products. We believe that there are opportunities to expand our sales to national retail and wholesale customers with whom we have strong relationships but who currently purchase a limited number of our product lines. For example, we have national distribution of our mailboxes through The Home Depot’s stores. However, many of our products are sold by The Home Depot only in certain regions, and we believe there are opportunities to achieve national distribution for some of those products.

•	Capitalize on industry trends. We believe that we are well positioned to benefit from industry trends in our business segments. In the Building Products segment, residential improvement expenditures have increased over the past five years, and new residential construction starts have also grown. Although the continuation of this growth depends on a number of economic factors, we believe that favorable demographics such as home ownership rates and an aging housing stock will continue to create demand for our building products. In addition, recent natural disasters have resulted in stricter building code specifications requiring that new houses be built with an increased number of structural connectors, a highly engineered and value-added product that we offer. In the processed metal products segment, we have increasingly supplied foreign manufacturers as they have begun to enter the U.S. market, and we intend to continue to do so. In the thermal processing segment, third parties like our company perform only a small portion of the thermal processing activity in the market. We believe that a portion of the remainder of the market currently processed by manufacturing companies will migrate to third-party processors to allow manufacturers to focus on their core competencies and to achieve better processing quality at a lower overall cost.

•	Improve efficiency of our operations. We plan to focus on supply chain management by consolidating purchasing of raw materials by location and to further streamline the distribution of our products. In September 2004, we hired a Vice President of Supply Chain Management to reexamine our purchasing practices across our geographically dispersed facilities, and we achieved cost reductions of approximately $3 to $5 million in 2004 and $10 to $12 million in 2005 by rationalizing transportation logistics and procurement of raw material and other supplies and services. We also intend to continue to focus on reducing costs by moving towards a shared services approach across our growing company for a number of administrative functions.

•	Selectively pursue acquisitions. We believe that there continues to be significant opportunity for future growth through selective acquisitions given the high degree of industry fragmentation. As a result of our scale and prior successes in acquiring and integrating acquisitions, we believe that we are well positioned to capitalize on potential future acquisition opportunities that will expand and strengthen our business, complementing products and services. We intend to continue to apply a selective and disciplined acquisition strategy, focused on solidifying our existing operations and improving our financial performance. We regularly evaluate potential acquisition candidates that we believe could fit our strategy, which may or may not be material in size and scope.

Recent Developments
      In April 2003, we acquired Construction Metals, Inc. (Construction Metals). Under the terms of the purchase agreement between the company and the former owners of Construction Metals, the company is obligated to pay additional consideration if certain net sales levels as defined in the purchase agreement are achieved during the period from acquisition through and including March 31, 2006. During the second quarter of 2006 a payment of $1.8 million was made as additional consideration pursuant to the purchase agreement, and was recorded as additional goodwill.
      On January 27, 2005, we sold the assets of our Milcor subsidiary for approximately $42.6 million, resulting in a loss of $1.2 million in 2005. The results of operations for Milcor for the current and prior periods have been classified as discontinued operations in our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, incorporated herein by reference.
      On September 15, 2005, we acquired Curie International (Suzhou) Co., Ltd. (SCM Asia), which operates a manufacturing facility in Suzhou, China for approximately $8.0 million. SCM Asia manufactures, markets and distributes non-ferrous metal powder products to customers in a number of different industries, including the powdered metallurgy and thermal processing markets. Note 3 of our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, incorporated herein by reference, provides additional information regarding the company’s acquisition of SCM Asia.
      On September 16, 2005, we acquired the Gutter Helmet product line (Gutter Helmet) for approximately $21.5 million. Gutter Helmet manufactures a protection system that is installed over existing full size gutters. Note 3 of our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, incorporated herein by reference, contains additional information regarding our acquisition of Gutter Helmet.
      On October 3, 2005, we acquired AMICO, which operates manufacturing and distribution facilities through the United States and Canada for approximately $240.8 million. AMICO manufactures, markets and distributes a diverse line of products used in the commercial and industrial sectors of the building products market. Note 3 of our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, incorporated herein by reference, contains additional information regarding our acquisition of AMICO.
      To provide for the initial financing for the acquisition of AMICO, on October 3, 2005, we entered into a term loan agreement with a consortium of banks pursuant to which the lenders made a senior secured term loan of $300 million due October 4, 2006. This loan was repaid in full on December 8, 2005 as described below.
      In connection with the purchase of AMICO, and the closing of the term loan described above, on October 3, 2005 we repaid in full: (i) the Senior Secured Note dated July 3, 2002 in favor of The Prudential Insurance Company of America; (ii) the Subordinated Note dated July 3, 2002 in favor of The Prudential Insurance Company of America; and (iii) the Senior Secured Note dated June 18, 2004 in favor of The Prudential Life Insurance Company of America and Pruco Life Insurance Company. These notes were issued by the company pursuant to three separate note purchase agreements which contained terms and conditions upon which the company borrowed $115 million in the aggregate from the Prudential Insurance Company of America and Pruco Life Insurance Company. In addition to paying the outstanding principal and interest of $116.2 million, we were required to pay “make whole” payments in aggregate amount of $6.8 million to The Prudential Insurance Company of America and Pruco Life Insurance Company.
      On October 3, 2005, we also paid in full our obligations under the subordinated promissory note, dated May 1, 2003, payable to CertainTeed Corporation in the original principal amount of $42,295,000. The outstanding principal and interest paid on October 3, 2005 related to this note equaled $25,920,000.

      On October 4, 2005 we acquired the assets of American Wilcon Plastics, Inc. (American Wilcon) which operates a custom-injected plastic molding manufacturing facility in Orrick, Missouri and a distribution facility in Richmond, Missouri for approximately $4.5 million. Note 3 of our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, incorporated herein by reference, contains additional information regarding the acquisition of the assets of American Wilcon.
      On December 8, 2005 we amended our senior secured credit facility and completed the sale of the original notes to a group of qualified institutional purchasers pursuant to Rule 144A. We amended our senior secured credit facility to provide for a new $230 million term loan. The new term loan bears interest, at our option, at either (i) LIBOR plus the applicable margin as defined in the facility or (ii) the higher of (A) the administrative agent’s prime rate or (B) the federal funds effective rate plus 0.5%, plus the applicable margin. The original notes were sold in the original aggregate principal amount of $204 million at a discount of 1.675%. We used the net proceeds from these financings to repay certain amounts incurred under our secured revolving credit facility and to retire our $300 million interim term loan, which were used to finance our acquisition of AMICO and to repay existing indebtedness.
      On May 31, 2006, we entered into an asset purchase agreement providing for the sale of substantially all of the assets of our thermal processing segment for cash consideration of approximately $135,000,000 and the assumption of certain liabilities. The purchase price will be adjusted to the extent that the working capital of the thermal processing segment, determined as of the closing of the transaction, is greater or less than $15,334,000. The closing of the transaction is subject to the satisfaction of numerous conditions contained in the asset purchase agreement, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act. See “Business — Current Developments” and “Unaudited Pro Forma Condensed Combined Financial Information” contained in this prospectus.
      On June 8, 2006, we acquired the stock of Home Impressions, Inc. (Home Impressions) which distributes mailboxes to retailers of home improvement and building supplies. Under the terms of the purchase agreement, we paid an initial price of $9,500,000 and are obligated to pay additional consideration during the next three years based upon future sales of mailboxes by Home Impressions and our Solar Group.
Industry Overview
      Building products manufacturers occupy an intermediate market between the primary steel, metal and other material producers and the nationwide wholesale and retail building supply industry. The primary producers typically focus on producing high volumes of their product. We purchase raw materials from these producers and, through various production processes, convert these steel raw materials into specialized products for use in the construction or repair of residential and commercial buildings. We distribute our products through both wholesale distributors, which focus their efforts on contractors, and large retail chains, which have captured the majority of the retail building products market.
      Steel and metal processors occupy a market niche that exists between the primary steel and metal producers and end-users and others. Primary steel and metal producers typically focus on the sale of standard size and tolerance of steel and other metals to large volume purchasers, including steel and metal processors. End-users require steel with closer tolerances and with shorter lead times than the primary steel and metal producers can provide efficiently. Steel processors like our company, through the application of various higher value-added processes such as cold-rolling and specialized heat-treating methods, process steel to a precise grade, temper, tolerance and finish. End product manufacturers incorporate this processed steel into finished goods.
      Thermal processors serve equipment manufacturers whose parts require precision metallurgical transformation within the thermal processors’ geographical areas. These equipment manufacturers often find that third-party thermal processors reduce manufacturing costs and improve quality, and using third-party thermal processors reduces the need for heavy capital investment by the manufacturers. The market is geographically based due to the cost of transporting parts from the manufacturers’ plants to the thermal processors’ plants and back to the manufacturers’ plants for further assembly. The manufacturers range from automotive engine and transmission manufacturers to hand tool producers.
Products and Services

Building Products Segment
      The building products segment is comprised of 15 businesses acquired over the last nine years that are primarily, but not exclusively, manufacturers of metal products used in the residential and light commercial building markets. In this segment we operate 65 facilities in 25 states and Canada, giving us a national base of operations to provide customer support, delivery, service and quality to a number of regional and national customers, as well as providing us with manufacturing and distribution efficiencies.
      We manufacture an extensive variety of products that are sold to lumber and building material wholesalers, buying groups, discount and major retail home centers, major home builders, HVAC and roofing distributors and residential, industrial and commercial contractors. Our product offerings include a full line of ventilation products and accessories; mailboxes; roof edging, underlayment and flashing; soffit; drywall corner bead; structural support products; coated coil stock; metal roofing and accessories; steel framing; rain-carrying systems, including gutters and accessories; bath cabinets; access doors; roof hatches and smoke vents; builders’ hardware, shelving and closet rods; diffusers and fasteners, each of which can be sold separately or as an integral part of a package or program sale.
      Our principal focus in the recent past has been to penetrate and continue to build on our success in the residential building products market. We were able to develop a strong customer base in the light commercial building market through acquisitions and market penetration. With our recent acquisition of AMICO, we have entered the commercial and industrial building markets in a more significant way and have further diversified our product offerings to residential building products customers. The acquisition of AMICO expands our product line to include bar grating used in walkways, platforms, safety barriers, drainage covers, and ventilation grates; expanded metal used in walkways, shelving, barriers, patio furniture, and other applications where both visibility and security are necessary; perforated metal used in industrial, home and office settings; fiberglass grating, used in areas where high strength light weight, low maintenance and corrosion resistance are required; and safety/plank grating, used to provide a walking surface with excellent slip resistance. These products are used in industrial and commercial buildings. AMICO also produces metal lath, used as a structural base for stucco, tile or stone, and vinyl drywall and stucco products, used to complete drywall or stucco projects. These products are used in industrial/commercial and residential buildings.
      The acquisition of AMICO also advances our strategy of obtaining, developing and sustaining shelf space with major improvement centers, major merchandisers and leading building material wholesalers. At the regional and even national level, certain of these customers have designated us as category managers in many of their stores. To capitalize on this opportunity and increase our product sales in each category we manage, we offer a comprehensive range of quality building products. With the addition of the products manufactured by AMICO, we will be able to offer a greater variety of products to these customers across a number of building products categories. By maintaining our role as category managers, we are better able to manage shelf space where our building products are sold and increase our sales.
      We update our building products by launching new products, enhancing existing products and adjusting product specifications to respond to building code and regulatory changes. In 2005 our subsidiary and the nation’s leading mailbox manufacturer, Solar Group, Inc. introduced the Reflective Address Number Plaque, a pre-packaged solution for address identification. Also, in 2005, another subsidiary, United Steel Products, or USP, broadened its selection of connector products by expanding its line of hurricane and seismic anchors. USP and another subsidiary, Southeastern Metals Manufacturing Company, Inc., offers numerous finished parts, including an assortment of metal structural connectors for the residential and commercial building industries. In addition, USP and its in-house engineers have been active in the development of building codes nationwide. In particular, USP professionals are recognized for their work and expertise in the field of storm resistant construction, including being called upon by FEMA to assist with hurricane response and damage assessment efforts. As a result of our involvement in the development of building codes, we are able to enhance our products and act first to bring the latest code-compliant building products to the market including USP’s “Hurricane Anchor.” As building codes continue to tighten, in part in response to hurricanes and other natural events, we have been able to grow our customer base, especially in coastal regions.
      Many of our building products are used by home owners and builders to provide structural and architectural enhancements for residential and commercial building projects, including in geographic locations subject to higher frequencies of severe weather or seismic activity, and facilitate compliance with increasingly stringent building codes and insurance company requirements. Our building products are manufactured primarily from galvanized, galvalume and painted steel, anodized and painted aluminum, copper, brass, zinc and various plastic compounds. These additional metal purchases, when added to our existing processed metal products segment purchases, enhance our purchasing position due to the increased total volume and value-added component of these purchases.
      Our production capabilities allow us to process the wide range of metals and plastics necessary for manufacturing building products. Our equipment includes automatic roll forming machines, stamping presses, shears, press brakes, paint lines, milling, welding, injection molding and numerous automated assembly machines. All equipment is maintained through a comprehensive preventive maintenance program, including in-house tool and die shops, allowing us to meet the demanding service requirements of many of our customers.

Processed Metal Products Segment
      We manufacture cold-rolled strip steel (including through a joint venture), steel strapping, metal powders and coated steel products. In addition, we provide materials management and, through a joint venture, steel pickling. We operate through 12 locations throughout the United States and in China.
      Our cold-rolled strip steel is used in applications that demand more precise widths, improved surface conditions and tighter gauge tolerances than are supplied by primary producers of flat-rolled steel products. Consistent with our strategy of focusing on value-added products and services, we produce a broad range of fully processed cold-rolled strip steel products. We buy wide sheet steel in coils from primary producers and process it to specific customer orders by performing such computer-aided processes as cold reduction, annealing, edge rolling and slitting. Cold reduction is the rolling of steel to a specified thickness, tolerance and finish. Annealing is a thermal process that changes hardness and certain metallurgical characteristics of steel. Edge rolling involves conditioning edges of processed steel into square, full round or partially round shapes. Slitting is the cutting of steel to specified widths. Depending on customer specifications, we use one or more of these processes to produce steel strip of a precise grade, temper, tolerance and finish. Customers for our strip steel products include manufacturers in the automotive, automotive supply, power and hand tool, hardware and other industries.
      We have the capability to process coils up to a maximum outside diameter of 72 inches and roll widths of up to 50 inches. Our rolling mills include automatic gauge control systems with hydraulic screwdowns allowing for microsecond adjustments during processing. Our computerized mills enable us to satisfy an industry demand for a wide range of steel from heavier gauge and special alloy steels to low carbon and light gauge steels, in each case having a high quality finish and precision gauge tolerance.
      Our rolling facilities are further complemented by 17 high convection annealing furnaces, which allow for shorter annealing times than conventional annealers. Fourteen of our furnaces and bases employ advanced technology that incorporates the use of a hydrogen atmosphere for the production of cleaner and more uniform steel. As a result of our annealing capabilities, we are able to produce cold-rolled strip steel with improved consistency in terms of thickness, hardness, molecular grain structure and surface.
      We can produce certain strip steel products on oscillated coils, which wind strip steel similar to the way fishing line is wound on a reel. Oscillating the strip steel enables us to put at least six times greater volume of finished product on a coil than standard ribbon winding, allowing customers to achieve longer production runs by reducing the number of equipment shut-downs to change coils. Customers are thus able to increase productivity, reduce downtime, improve yield and lengthen die life. These benefits to customers allow us to achieve higher margins on oscillated products. To our knowledge, only a few other steel producers are able to produce oscillated coils, and we are not aware of any competitor that can produce 12,000-pound oscillated coils, the maximum size we produce.
      We also have a 50% interest in Gibraltar DFC Strip Steel, LLC, a joint venture with Duferco Farrell Corporation that manufactures and distributes cold-rolled strip steel products at a facility in Pennsylvania.
      In addition, we operate a manufacturing facility in Research Triangle Park, North Carolina that manufactures, markets and distributes nonferrous metal powder for use in brazing paste, bearings and other products in a number of industries, including the automotive, aerospace, electronics and consumer products industries. Our recent acquisition of SCM Asia, a metal powder producer in China, expands the geographic reach of our capability to serve these customers and markets.
      In Buffalo, New York we manufacture steel strapping that is used to close and reinforce shipping units such as bales, boxes, cartons, coils, crates and skids. We are one of only four domestic manufacturers of high-tensile steel strapping, which is subject to strength requirements imposed by the American Society for Testing Materials for packaging of different products for common carrier transport. This high-tensile steel strapping is essential to producers of large, heavy products such as steel, paper and lumber where reliability of the packaging material is critical to the safe transport of the product. Our steel strapping facility is QS-9000 and ISO-14001 registered.
      Our coated steel products are used primarily in the building products and construction markets and include galvanized and galvalume, pre-painted cold rolled galvanized and galvalume, acrylic coated galvanized and galvalume and PVC coatings for spiral pipe. Materials are available in a wide array of colors and coating qualities. Our cold-rolled low carbon drawing steels and high strength low alloy steels are used primarily in the automotive market and are supplied to second and third tier automotive-stamping manufacturers.
      We also operate an advanced materials management facility in Michigan that links primary steel producers and end-user manufacturers by integrating the inventory purchasing, receiving, inspection, billing, storage and shipping functions and producing just-in-time delivery of materials.
      We have a 31% interest in Samuel Steel Pickling Company, a joint venture with Samuel Manu-Tech, Inc. that has two steel pickling operations in Ohio. After the hot rolling process, the surface of sheet steel is left with a residue known as scale, which must be removed prior to further processing by a cleaning process known as pickling. This joint venture pickles steel on a toll basis, receiving fees for pickling services without acquiring ownership of the steel.

Thermal Processing Segment
      See our discussion of the sale of the assets of this segment in “Business — Current Developments”.
      Our thermal processing segment provided a wide range of metallurgical heat-treating processes in which customer-owned metal parts are exposed to precise temperatures, atmospheres and quenchants and other conditions to improve their mechanical properties, durability and wear resistance. These processes included case-hardening, neutral-hardening and through-hardening, annealing, normalizing, vacuum hardening, carburizing, nitriding and brazing, as well as a host of other processes. Thermal processing can harden, soften or otherwise impart desired properties to parts made of steel, aluminum, copper, powdered metals and various alloys and other metals.
      Through June 30, 2006, when we sold the assets of this segment, we operated 16 thermal processing facilities in Alabama, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Ontario, Canada. We maintained a metallurgical laboratory at each facility with trained metallurgists providing a range of testing capabilities to add value to treated parts and enhance quality control. Consistent quality control was maintained by application of a statistical process control system and QS-9000 or ISO-9001 registration. In addition, three of our thermal processing facilities were ISO-14001 registered. We also maintained a fleet of trucks and trailers to provide rapid turnaround time for our customers. Due to time and costs associated with transporting materials and customers’ need for just-in-time delivery of thermal processed products, the commercial thermal processing industry has developed as a regional industry concentrated in major industrial areas of the country.
Quality Assurance
      We place great importance on providing our customers with high-quality products for use in critical applications. We carefully select our raw material vendors and use computerized inspection and analysis to maintain our quality standards so that our products will meet critical customer specifications. To meet customer specifications, we use documented procedures utilizing statistical process control systems linked directly to processing equipment to monitor all stages of production. Physical, chemical and metallographic analyses are performed during the production process to verify that mechanical and dimensional properties, cleanliness, surface characteristics and chemical content are within specification. In addition, many of our facilities have registered for industry specific mandates of quality or environmental standards, such as ISO 9001, ISO 14001, TS 16949 and AS 9001.
Technical Services
      We employ a staff of engineers, metallurgists and other technical personnel and maintain fully-equipped, modern laboratories to support our operations. These laboratories enable us to verify, analyze and document the physical, chemical, metallurgical and mechanical properties of our raw materials and products. In addition, our engineering staff also employs a range of CAD/ CAM programs to design highly specialized and technically precise products. Technical service personnel also work in conjunction with our sales force to determine the types of products and services required for the particular needs of our customers.
      We have over 100 technical service employees spread throughout our businesses. In each segment the technical staff monitors our operations to satisfy customer specifications for the product being produced.
Suppliers and Raw Materials
      Steel and metal processing companies are required to maintain substantial inventories of raw material in order to accommodate the short lead times and just-in-time delivery requirements of their customers. Accordingly, we generally maintain our inventory of raw materials at levels that we believe are sufficient to satisfy the anticipated needs of our customers. We manage our inventory levels through improved forecasting; increasingly efficient supply chain management, including the establishment of extended terms and inventory hold programs with our suppliers; and our ongoing assessment of market conditions.
      The primary raw material we purchase is flat-rolled steel which is used in our building products and processed metal products segments. To a lesser extent, we purchase aluminum for the building products segment and copper for use in our processed metal products segment. We also purchase natural gas to fuel our processes in the thermal processing segment.
      We purchase flat-rolled steel at regular intervals on an as-needed basis, primarily from the major North American suppliers, as well as a limited amount from foreign steel producers. Because of our strategy to develop longstanding relationships in our supply chain we have been able to maintain an adequate supply of flat-rolled steel.
      In early 2004 we experienced temporary supply shortages in the aluminum market. In response, we implemented a commodity sourcing strategy for purchasing aluminum in order to improve consistency. We now purchase our aluminum from several domestic mills and supplement that supply by purchasing approximately 15% of our aluminum requirements from foreign producers. We purchase copper scrap from various domestic sources and, if scrap is not available in sufficient supply, we purchase cathode. Supply has been adequate from these sources.

      We purchase natural gas and electricity from suppliers in proximity to our operations. While there has been upward pressure on pricing, we have not experienced interruptions due to gas or power constraints, and we have not entered into contracts that permit an interruptible supply.
      We have no long-term contractual commitments with our suppliers. In September 2004, we hired a Vice President of Supply Chain Management to reexamine and improve our purchasing practices across our geographically dispersed facilities in order to streamline purchasing across like commodities. We implemented a company-wide structured purchasing cost savings program in late 2004 and early 2005, and we achieved $3 to $5 million of cost reductions in 2004 and $10 to $12 million of cost reductions in 2005.
Intellectual Property
      Although we protect our intellectual property by trademark, copyright and patent registrations, and use this intellectual property in some of our activities in each of our operating segments, we do not believe any of this intellectual property is material to our operations. While not material, we do believe our patents related to roof vents sold in our building products segment, scheduled to expire in March 2009 and June 2009, give us a competitive advantage with regard to that product line.
Sales and Marketing
      Our products and services are sold primarily by our sales personnel and outside sales representatives located throughout the United States, Canada and Mexico. We had approximately 347 sales personnel as of March 31, 2006. We have organized sales teams to focus on specific customers and national accounts to allow us to provide enhanced supply solutions, and enhance our ability to increase the number of products that we provide to those customers and accounts. Our sales staff works with certain retail customers to manage shelf space which allows us to increase sales at these locations.
Customers and Distribution
      We have approximately 24,000 customers located throughout the United States, Canada, Mexico, Europe, Asia, and Central and South America principally in the building and construction, general manufacturing, automotive, automotive supply, steel and machinery industries. Major customers include building product distributors, automobile manufacturers and suppliers and commercial and residential contractors.
      During 2003, 2004 and 2005 one of our customers, The Home Depot, accounted for approximately 10.7%, 11.4% and 12.1%, respectively, of our consolidated gross sales. No other customer represented 10% or more of our consolidated gross sales for these periods, and no customer accounted for 10% of our consolidated gross sales for the three months ended March 31, 2006.
      During 2003, 2004, 2005, and the three months ended March 31, 2006, one customer (The Home Depot) of our building products segment accounted for approximately 20.5%, 22.2%, 22.5% and 13.8%, respectively, of this segment’s gross sales. No other single customer accounted for more than 10% of our building products segment gross sales during these periods. No one customer of our processed metal products segment represented 10% or more of this segment’s gross sales for 2003, 2004, 2005 or the three months ended march 31, 2006. No one customer of our thermal processing segment represented 10% or more of this segment’s gross sales for 2003, 2004, 2005 or the three months ended March 31, 2006.
      Although we negotiate annual sales orders with the majority of our customers, these orders are subject to customer confirmation as to product amounts and delivery dates. We do not have long-term contracts with any of our customers.
Backlog
      Because of the nature of our products and the short lead time order cycle, backlog is not a significant factor in our business. We believe that substantially all of our firm orders existing on March 31, 2006 will be shipped prior to the end of the second quarter of 2006.

Competition
      All of the segments we operate in are highly competitive. In general, we compete in the building products, processed metal products and the thermal processing markets with several domestic suppliers and, in the case of processed metal products, some foreign manufacturers. A few of our competitors in the processed metals and building products segments may be larger, have greater financial resources or have less financial leverage than we do. As a result, these competitors may be better positioned to respond to any downward pricing pressure or other adverse economic or industry conditions or to identify and acquire companies or product lines compatible with their business. The basis of our competition in each segment differs according to unique characteristics of each segment and are discussed in more detail below.

Building Products
      We compete with numerous suppliers of building products in the building products market based on the range of products offered, quality, price and delivery. Although some of these competing suppliers are large companies, the majority are small to medium-sized and do not offer the range of building products we do.
      The prices for the raw materials we use in our building products operations, primarily steel, aluminum and plastic, are volatile due to a number of factors beyond our control, including supply shortages, general industry and economic conditions, labor costs, import duties, tariffs and currency exchange rates. Although we have strategies to deal with volatility in raw material costs such as increasing our inventories to protect against price increases and shortages, other competitors in this segment who do not have to maintain inventories as large as ours may be better able to mitigate the effects of this volatility and thereby compete effectively against us on product price.
      We believe our broad range of products, product quality and ability to meet exacting customer delivery requirements gives us a competitive advantage over many competitors in this segment.

Processed Metal Products
      The metal processing market is highly competitive. We compete with a small number of other metal processors, including Worthington Industries and Steel Technologies. Some of these processors, like Worthington Industries, also focus on fully processed, high value-added metal products like we do. We compete in this market on the basis of precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers.
      The prices for the raw materials we use in our processed metal products operations, primarily steel, are volatile due to the same factors described above with respect to our building products segment. Although we have strategies to deal with volatility in raw material costs such as increasing our inventories to protect against price increases and shortages, other competitors in this segment which do not have to maintain inventories as large as ours may be better able to mitigate the effects of this volatility and thereby compete effectively against us on product price.
      We believe our ability to meet stringent process specifications and the quality of our processed metals give us a competitive advantage over some competitors in this segment.

Thermal Processing
      See our discussion of the sale of the assets of this segment in “Business — Current Developments”.
      Prior to June 30, 2006, we competed with a small number of suppliers of thermal processing services in our market areas on the basis of processes offered, quality, price and delivery. Unlike the markets for building products and processed metal products in which we sell tangible products, geographic proximity to customers and delivery was a more important competitive criterion in our thermal processing segment because in this segment we process our customers’ products and must return the product to the customer. Competitors in this segment therefore tended to be more numerous than those in the other two segments, but smaller and more regional in scope of operations. While operations in this segment were not subject to raw materials price volatility as in our building products and processed metal products segments, this segment was exposed to natural gas price volatility.

Employees
      At March 31, 2006, we employed approximately 4,400 people, of which approximately 12.0% were represented by unions through various collective bargaining agreements that expire between June 16, 2006 and February 19, 2009.
      We have historically had good relationships with our unions. We expect the current and future negotiations with our unions to result in contracts that provide benefits that are consistent with those provided in our current agreements. AMICO has also historically experienced strong working relationships with its unions.
Seasonality
      Our net sales are generally lower in the first and fourth quarters primarily due to customer plant shutdowns in the automotive industry due to holidays and model changeovers, as well as reduced activity in the building and construction industry due to inclement weather.
Governmental regulation
      Our processing centers and manufacturing facilities are subject to many federal, state and local requirements relating to the protection of the environment and we use environmentally sensitive materials in our production processes. For example, we lubricate our machines with oil and use oil baths to treat some of our products. We believe that we operate our business in material compliance with all environmental laws and regulations, do not anticipate any material expenditures in order to meet environmental requirements and do not believe that future compliance with such laws and regulations will have a material adverse effect on our financial condition or results of operations. However, we could incur operating costs or capital expenditures in complying with more stringent environmental requirements in the future or with current requirements if they are applied to our facilities in a way we do not anticipate.
      Our operations are also governed by many other laws and regulations covering our labor relationships, the zoning of our facilities, our general business practices and other matters. We believe that we are in material compliance with these laws and regulations and do not believe that future compliance with such laws and regulations will have a material adverse effect on our financial condition or results of operations.

Properties
      We maintain our corporate headquarters in Buffalo, New York and conduct business operations in facilities located throughout the United States and in Canada and China.

      We believe that our facilities, listed below as of July 1, 2006, and their equipment are effectively utilized, well maintained, in good condition and will be able to accommodate our capacity needs through 2006.

		Square
Location	Utilization	footage

Corporate
Buffalo, New York	Headquarters	24,490	*
Processed Metal Products
Cheektowaga, New York	Cold-rolled strip steel processing and strapping products	148,000
Tonawanda, New York	Cold-rolled strip steel and precision metals processing	128,000
Cleveland, Ohio	Cold-rolled strip steel processing	259,000
Beachwood, Ohio	Administrative office	3,080	*
Durham, North Carolina	Administrative office and powdered metal processing	148,000
Detroit, Michigan	Administrative offices	1,152
Dearborn, Michigan	Strapping tool products	2,700
Woodhaven, Michigan	Materials management facility	100,000
Franklin Park, Illinois	Precision metals processing	99,000
Birmingham, Alabama	Precision metals processing	99,712	*
Brownsville, Texas	Warehouse	15,000	*
Suzhou, China	Powdered metal processing	45,200	*
Building Products
Jacksonville, Florida	Administrative office and building products manufacturing	261,400	*
Miami, Florida	Building products manufacturing	60,000	*
Lakeland, Florida	Warehouse	53,154	*
San Antonio, Texas	Administrative office and building products manufacturing	120,050	*
Houston, Texas	Building products manufacturing	48,000	*
Vidalia, Georgia	Warehouse	34,000	*
Taylorsville, Mississippi	Administrative office and building products manufacturing	54,215
Taylorsville, Mississippi	Building products manufacturing	237,112
Enterprise, Mississippi	Building products manufacturing	198,154
Appleton, Wisconsin	Administrative office and building products manufacturing	100,262
Appleton, Wisconsin	Building products manufacturing	42,582
Montgomery, Minnesota	Administrative office and building products manufacturing	170,000
Livermore, California	Building products manufacturing	103,470	*
Rancho Cucamonga, California	Warehouse	20,640	*
North Wilkesboro, North Carolina	Warehouse	22,950	*
Hainesport, New Jersey	Warehouse	25,805	*
Denver, Colorado	Administrative office and building products manufacturing	90,000	*
Omaha, Nebraska	Warehouse	18,500	*
Denver, Colorado	Warehouse	29,422	*

		Square
Location	Utilization	footage

Largo, Florida	Administrative office and building products manufacturing	100,000
Ontario, California	Administrative office	5,601	*
Coopersville, Michigan	Administrative office and building products manufacturing	246,000
Ontario, California	Administrative office and warehouse	41,140	*
Fontana, California	Building products manufacturing	37,500	*
Las Vegas, Nevada	Warehouse	8,750	*
Hayward, California	Warehouse	26,112	*
Kent, Washington	Warehouse	31,500	*
Escondido, California	Warehouse	9,200	*
Salt Lake City, Utah	Warehouse	11,760	*
Albuquerque, New Mexico	Warehouse	8,275	*
Sacramento, California	Warehouse	41,160	*
Phoenix, Arizona	Warehouse	27,947	*
Dallas, Texas	Administrative office and building products manufacturing	128,476	*
Clinton, Iowa	Building products manufacturing	100,000
Lincolnton, North Carolina	Building products manufacturing	63,925
Peoria, Illinois	Sales office	1,610	*
Thornhill, Ontario	Administrative office and building products manufacturing	60,500	*
Birmingham, Alabama	Administrative office and building products manufacturing	181,000
Jackson, Mississippi	Building products manufacturing	30,000
Bourbonnais, Illinois	Building products manufacturing	280,000	*
Lakeland Florida	Building products manufacturing	90,835
Fontana, California	Building products manufacturing	80,000
Dayton, Texas	Building products manufacturing	45,000
Orem, Utah	Building products manufacturing	88,685
North Kansas City, Missouri	Building products manufacturing	26,000	*
Lafayette, Louisiana	Building products manufacturing	34,000
Houston, Texas	Building products manufacturing	30,000
Visalia, California	Building products manufacturing	80,000
Burlington, Canada	Building products manufacturing	78,000	*
Surrey, British Columbia	Building products manufacturing	41,000	*
Greenville, South Carolina	Warehouse/Distribution	18,000	*
Houston, Texas	Warehouse/Distribution	25,004	*
Denver, Colorado	Warehouse/Distribution	600	*
Seattle, Washington	Warehouse/Distribution	9,600	*
Gardena, California	Warehouse/Distribution	25,000	*
Montreal, Quebec	Warehouse/Distribution	15,000	*
Birmingham, Alabama	Building products manufacturing	12,000	*
Birmingham, Alabama	Administrative office	22,000
Wilmington, Delaware	Administrative office and building products manufacturing	27,500	*
Dayton, Texas	Building products manufacturing	13,900

		Square
Location	Utilization	footage

Burnsville, Minnesota	Administrative office	15,046
Orrick, Missouri	Administrative office and building products manufacturing	57,000
Richmond, Missouri	Warehouse/Distribution	42,000	*
Dallas, Texas	Administrative Office and building Products manufacturing	175,000	*

* —	Leased. All other facilities owned.
Legal proceedings
      From time to time, we are named a defendant in legal actions arising out of the normal course of business. We are not a party to any pending legal proceeding the resolution of which our management believes will have a material adverse effect on our results of operations or financial condition or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business. We maintain liability insurance against risks arising out of the normal course of business, subject to customary retained risk provisions and deductibles. We self-insure our workers’ compensation risk up to $350,000 per claim, above which we maintain third-party coverage.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
      The following table sets forth our selected historical financial data and includes the operations of our thermal processing segment that we sold June 30, 2006. See the pro forma financial information respecting this sale in the section of this prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.” We derived the selected historical statements of income and other financial data for each of the fiscal years ended December 31, 2003, 2004 and 2005 from our audited consolidated financial statements included in our our Current Report on Form 8-K filed June 9, 2006. The historical balance sheet data for the year ended December 31, 2003 was derived from our audited financial statements in our Current Report on Form 8-K filed on November 15, 2005. The financial statements for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial statements for the years ended December 31, 2004 and 2003 have been audited by another independent registered public accounting firm. We derived the selected historical statement of income for the year ended December 31, 2002 from our audited consolidated financial statements included in the financial information on Current Report on Form 8-K dated November 15, 2005. We derived the selected historical statements of income and other financial data for the fiscal year ended December 31, 2001 and our other financial data for the fiscal year ended December 31, 2002 from the unaudited consolidated financial statements for those years, which were reclassified by management to present the results of Milcor as discontinued operations and are not filed in any of our filings with the SEC. The reclassification presented in our statement of income data for the fiscal year ended December 31, 2001 and the related balance sheet data for the fiscal years ended December 31, 2001 and 2002 was not required to be re-audited under applicable standards. We derived the selected consolidated historical, statements of income and other financial data for the three months ended March 31, 2005 and 2006 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 filed with the SEC which we have incorporated into this prospectus by reference. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2006.
      Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of this data in all material respects.
      You should read the selected consolidated historical financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the related notes, each included in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended by our Current Report on Form 8-K filed June 9, 2006, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

and our unaudited condensed consolidated financial statements and related notes, each included in our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC.

											Three Months Ended
	Fiscal Year Ended December 31,										March 31

	2001		2002		2003		2004		2005		2005		2006

	(Dollars in thousands, except per share data)
Statement of income data:
Net sales	$570,914		$602,707		$729,806		$976,255		$1,178,236		$273,581		$360,355
Cost of sales	463,843		484,244		587,128		774,970		959,755		223,449		288,832

Gross profit	107,071		118,463		142,678		201,285		218,481		50,132		71,523
Selling, general and administrative expense	72,265		71,693		85,802		111,737		120,779		29,236		40,561

Income from operations	34,806		46,770		56,876		89,548		97,702		20,896		30,962
Equity in partnerships’ income and other income(1)	(128)		(559)		(685)		(4,846)		(266)		(444)		(686)
Interest expense	13,351		8,283		13,096		12,915		25,442		3,928		8,047

Income before taxes	21,583		39,046		44,465		81,479		72,526		17,412		23,601
Provision for income taxes	8,741		15,615		17,562		31,768		27,845		6,790		9,204

Income from continuing operations	12,842		23,431		26,903		49,711		44,681		10,622		14,397
Discontinued operations, net of taxes(2)	(309)		423		50		1,071		(1,209)		124		—

Net income	$12,533		$23,854		$26,953		$50,782		$43,472		$10,746		$14,397

Income from continuing operations per share — basic	$0.68		$1.02		$1.12		$1.69		$1.51		$0.36		$0.49
Weighted average shares outstanding — basic	18,886		22,921		24,143		29,362		29,608		29,571		29,652
Income from continuing operations per share — diluted	$0.67		$1.00		$1.11		$1.68		$1.50		$0.36		$0.48
Weighted average shares outstanding — diluted	19,159		23,279		24,387		29,596		29,810		29,775		29,944
Cash dividends per common share	$0.090		$0.103		$0.117		$0.146		$0.200		$0.05		$0.05
Selected ratios:
Ratio of earnings to fixed charges(3)	2.39	x	5.05	x	3.90	x	5.82	x	3.41	x	4.61	x	3.56x
Balance sheet data (at end of period):

Cash and cash equivalents	$8,150		$3,662		$29,019		$10,892		$28,529		$6,843		$9,317
Total assets	535,040		576,568		777,743		957,701		1,205,012		971,509		1,232,298
Working capital(4)	105,064		138,246		150,694		242,255		266,756		290,139		277,752
Long-term obligations(5)	255,142		218,703		284,806		366,606		553,739		373,801		546,833
Total debt	212,275		166,932		242,250		310,039		463,013		317,722		454,745
Shareholders’ equity	218,347		293,117		394,181		453,743		494,025		463,578		509,006

(1)	Equity in partnerships’ income and other income represents our proportional interest in the income or losses of our cold-rolled strip steel joint venture and our steel pickling joint venture and other income.

(2)	Discontinued operations represents the income (loss), net of income taxes (benefits), attributable to our subsidiary Milcor, which we sold in January 2005 for approximately $42.6 million.

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes minus net undistributed equity earnings minus capitalized interest plus fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that management believes is representative of the interest component of rent expense.

(4)	Working capital is current assets minus current liabilities.

(5)	Long-term obligations is the sum of long-term debt, deferred income taxes and other non-current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial data are based on our historical financial statements and the historical financial statements of AMICO, both incorporated by reference in this prospectus.
      The information included in the “Gibraltar historical” column of the unaudited pro forma condensed combined financial data for the years ended December 31, 2003, 2004 and 2005 sets forth our historical statement of income data for the years ended December 31, 2003, 2004 and 2005 which data are derived from our audited consolidated financial statements included in our Form 8-K report filed June 9, 2006, which are incorporated by reference in this prospectus. The information included in the “Gibraltar historical” column of the unaudited pro forma condensed combined financial data for the three months ended March 31, 2006 sets forth our historical statement of income for the three months ended March 31, 2006, which is derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 2006, which is incorporated by reference in this prospectus.
      The information included in the “AMICO historical” column of the unaudited pro forma condensed combined financial data sets forth AMICO’s historical statement of operations data for the nine months ended September 30, 2005, which data is derived from AMICO’s unaudited consolidated financial statements included in our Form 8-K/ A filed with the SEC November 15, 2005, which is incorporated by reference in this prospectus.
      The information in the “AMICO acquisition pro forma adjustments” column and the “AMICO acquisition pro forma” column of the unaudited pro forma condensed combined financial data for the year ended December 31, 2005 gives effect to the following as if they had occurred on January 1, 2005:

•	the acquisition of AMICO; and

•	the sale of the original notes, the borrowing under our new institutional term loan and the use of proceeds thereof as described in “Use of Proceeds.”
      The information in the “Thermal Disposition Pro Forma Adjustments” column and “Pro forma” column of the unaudited pro forma condensed combined financial data gives effect to the above for the year ended December 31, 2005, and gives effect to the following for the years ended December 31, 2003, 2004, and 2005 and the three months ended March 31, 2006 as if they had occurred on January 1, 2003:

•	the sale of certain assets and liabilities of the thermal processing segment; and

•	the use of proceeds thereof to repay a portion of our outstanding debt.
      The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. However, these unaudited pro forma adjustments include a preliminary allocation of the purchase price of AMICO based on preliminary fair market value and the pro forma adjustments do not include any adjustment to the selling price of the thermal processing asset sale. The final allocation of the purchase price to our acquired AMICO assets and liabilities will be completed as soon as the company is able to complete a full evaluation of the acquired assets and liabilities. The final sales price of the thermal processing assets will be determined based upon the actual working capital transferred when the transaction closes. Pro forma adjustments have been recorded:

•	to adjust for the increase in cost of sales caused by recording the inventory of AMICO under the same accounting method as our company (AMICO historically reported its inventory on a LIFO basis, while the Company uses the FIFO method).

•	to reduce cost of sales to remove the effect of recording the inventory of AMICO at estimated fair value;

•	to reflect the reduction in depreciation which resulted as we recorded the property, plant and equipment of AMICO at fair value, and adjusted estimated useful lives;

•	to record the amortization of the identifiable intangible assets of AMICO which were recorded at estimated fair value;

•	to record the increase in interest expense that resulted from the sale of the original notes, the borrowing under our new institutional term loan and the use of proceeds thereof as described in the section of this prospectus entitled “Use of Proceeds;” and

•	to record the effect of the sale of certain assets and liabilities, and the reclassification to discontinued operations of the results of the operations, of our thermal processing segment.
      The adjustments with respect to the original notes sold on December 8, 2005 reflect the interest rate plus amortization of financing costs. The adjustment with respect to the use of proceeds from the sale of the thermal processing assets to reduce outstanding debt reflects interest expense based upon average rates on our debt during the respective periods.
      Our unaudited pro forma financial data do not purport to present what our actual results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

•	We will be required to record identifiable intangible assets and property, plant and equipment acquired in the AMICO acquisition on our consolidated balance sheet at fair market value. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the AMICO acquisition, we expect to recognize, when we complete our fair market value calculations, identifiable intangible assets such as trademarks/patents, unpatented technology and customer relationships. We have not yet completed our fair market value calculations of these assets, therefore the amounts included herein are based on preliminary estimates. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point are based on preliminary estimates. The actual useful lives could vary materially from the lives shown herein. Additionally, the identification of intangible assets and the recording of the acquired property, plant and equipment at fair market value may give rise to additional deferred tax assets and liabilities.

•	In connection with the AMICO transaction, we paid a prepayment premium of $6.7 million to retire our private placement notes. We also wrote off the deferred financing fees of $0.6 million related to this debt. These charges are not reflected in the unaudited pro forma condensed combined statements of income because they are directly related to the transaction and will not have a recurring impact on our results of operations.

•	In connection with the pending sale of our thermal processing segment, we expect to incur a loss on the disposal of assets. While we are unable to calculate the exact amount of this loss until after the closing of this pending sale, we expect it to be in the range of $3-$6 million. At March 31, 2006 the loss would have been approximately $5 million.
      You should read the unaudited pro forma condensed combined statement of income data set forth below in conjunction with “Selected Historical Consolidated Financial and Other Data” contained in this prospectus, and the audited and unaudited consolidated financial statements and the related notes of our company and AMICO incorporated by reference in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2006

		Thermal Disposition
	Historical	Pro Forma
	Gibraltar	Adjustments(1)		Pro Forma

	(Dollars in thousands)
ASSETS:
Current Assets
Cash	$9,317	$—		$9,317
Accounts Receivable	212,038	(18,287)		193,751
Inventories	210,745	(193)		210,552
Other current assets	22,111	(2,179)		19,932

Total Current Assets	454,211	(20,659)		433,552

Property, plant and equipment, net	309,657	(78,796)		230,861
Goodwill	406,810	(46,103)		360,707
Investment in Partnerships	5,833	—		5,833
Other Assets	55,787	(1,477)		54,310

	$1,232,298	$(147,035)		$1,085,263

LIABILITIES & EQUITY:
Current Liabilities
Accounts payable	$101,289	$(2,265)		$99,024
Accrued expenses	66,803	21,598	(2)	88,401
Current portion of LTD	2,534	—		2,534
Current portion of Related Party Debt	5,833	—		5,833

Total Current Liabilities	176,459	19,333		195,792

Long-Term Debt	446,378	(135,000)	(3)	311,378
Deferred Income Taxes	93,625	(26,287)	(2)	67,338
Other long-term liabilities	6,830	—		6,830
Shareholders’ Equity	509,006	(5,081)	(4)	503,925

	$1,232,298	$(147,035)		$1,085,263

Notes to the unaudited pro forma condensed balance sheet

(1)	Reflects the adjustments for the carrying value of the assets and liabilities that will be sold, as reflected in the following table as of March 31, 2006 (in thousands):

ASSETS:
Accounts receivable	$18,287
Inventories	193
Other current assets	2,179
Property, plant and equipment, net	78,796
Goodwill	46,103
Other assets	1,477
LIABILITIES:
Accounts payable	$2,265
Accrued expenses	4,689

(2)	Reflects the reclassification of $26.3 million of long-term deferred tax liabilities to current taxes payable due to the tax gain realized on the sale of assets.

(3)	Reflects the reduction in outstanding debt related to use of the sale proceeds of $135.0 million.

(4)	Reflects the loss on disposal that would have occurred had the assets and liabilities been sold on March 31, 2006.
Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2003

		Thermal Disposition
	Gibraltar	Pro Forma
	Historical	Adjustments(9)		Pro Forma

	(Dollars in thousands, except for per share data)
Net sales	$729,806	$(89,337)		$640,469
Cost of sales	587,128	(71,420)		515,708

Gross profit	142,678	(17,917)		124,761
Selling, general and administrative expense	85,802	(8,530)		77,272

Income from operations	56,876	(9,387)		47,489
Other (income) expense
Equity in partnerships’ income and other income	(685)	—		(685)
Interest expense	13,096	(7,331)	(10)	5,765

Total other expense	12,411	(7,331)		5,080

Income before taxes	44,465	(2,056)		42,409
Provision for income taxes	17,562	(812)	(11)	16,750

Net income from continuing operations	$26,903	$(1,244)		$25,659

Income per share from continuing operations — Basic	$1.12			$1.06
Weighted average shares outstanding — Basic	24,143			24,143
Income per share from continuing operations — Diluted	$1.11			$1.05
Weighted average shares outstanding — Diluted	24,387			24,387

Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2004

		Thermal
		Disposition
	Gibraltar	Pro Forma
	Historical	Adjustments(9)		Pro Forma

	(In thousands, except per share data)
Net sales	$976,255	$(103,652)		$872,603
Cost of sales	774,970	(80,155)		694,815

Gross profit	201,285	(23,497)		177,788
Selling, general and administrative expense	111,737	(9,766)		101,971

Income from operations	89,548	(13,731)		75,817
Other (income) expense
Equity in partnerships’ income and other income	(4,846)	—		(4,846)
Interest expense	12,915	(6,197)	(10)	6,718

Total other expense	8,069	(6,197)		1,872

Income before taxes	81,479	(7,534)		73,945
Provision for income taxes	31,768	(2,938)	(11)	28,830

Net income from continuing operations	$49,711	$(4,596)		$45,115

Income per share from continuing operations — Basic	$1.69			$1.54
Weighted average shares outstanding — Basic	29,362			29,362
Income per share from continuing operations — Diluted	$1.68			$1.52
Weighted average shares outstanding — Diluted	29,596			29,596

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2005

			AMICO			Thermal
			Acquisition		AMICO	Disposition
	Gibraltar	AMICO	Pro Forma		Acquisition	Pro Forma
	Historical	Historical	Adjustments(1)		Pro Forma	Adjustments(9)		Pro Forma

	(Dollars in thousands, except per share data)
Net sales	$1,178,236	$239,815	$—		$1,418,051	$(108,028)		$1,310,023
Cost of sales	959,755	174,331	2,290	(2)(3)(4)	1,136,376	(85,879)		1,050,497

Gross profit	218,481	65,484	(2,290)		281,675	(22,149)		259,526
Selling, general and administrative expense	120,779	23,530	167	(5)(6)	144,476	(8,751)		135,725

Income from operations	97,702	41,954	(2,457)		137,199	(13,398)		123,801
Other (income) expense:
Equity in partnerships’ (income) loss	(266)	72	—		(194)	—		(194)
Interest expense	25,442	3,478	7,068	(7)	35,988	(8,384)	(10)	27,604

Total other expense	25,176	3,550	7,068		35,794	(8,384)		27,410

Income before taxes	72,526	38,404	(9,525)		101,405	(5,014)		96,391
Provision for income taxes	27,845	14,751	(3,657)	(8)	38,939	(1,925)	(11)	37,014

Income from continuing operations	$44,681	$23,653	$(5,868)		$62,466	$(3,089)		$59,377

Income per share from continuing operations — Basic	$1.51				$2.11			$2.01
Weighted average shares outstanding — Basic	29,608				29,608			29,608
Income per share from continuing operations — Diluted	$1.50				$2.10			$1.99
Weighted average shares outstanding — Diluted	29,810				29,810			29,810

Unaudited Pro Forma Condensed Combined Statement of Income
for the Three Months Ended March 31, 2006

	Gibraltar	Thermal Disposition
	Historical	Pro Forma Adjustments(9)		Pro Forma

	(Dollars in thousands, except for per share data)
Net sales	$360,355	$(29,724)		$330,631
Cost of sales	288,832	(22,648)		266,184

Gross profit	71,523	(7,076)		64,447
Selling, general and administrative expense	40,561	(2,421)		38,140

Income from operations	30,962	(4,655)		26,307
Other (income) expense:
Equity in partnerships’ loss (income), and other income	(686)	—		(686)
Interest expense	8,047	(2,471)	(10)	5,576

Total other expense	7,361	(2,471)		4,890

Income before taxes	23,601	(2,184)		21,417
Provision for income taxes	9,204	(852)	(11)	8,352

Net income from continuing operations	$14,397	$(1,332)		$13,065

Income per share from continuing operations — Basic	$0.49			$0.44
Weighted average shares outstanding — Basic	29,652			29,652
Income per share from continuing operations — Diluted	$0.48			$0.44
Weighted average shares outstanding — Diluted	29,944			29,944
Notes to the unaudited pro forma condensed combined statement of income

(1)	For purposes of the unaudited pro forma condensed combined statement of income, while we are finalizing our review of a third party appraiser’s analysis, we have not completed the final allocation of the AMICO purchase price to our assets and liabilities; such final allocation will be completed during the third quarter of 2006. Therefore, the acquired assets and liabilities are reflected at their preliminary estimated fair values with the excess consideration recorded as goodwill. We have preliminarily estimated the fair value of identifiable intangible assets and property, plant and equipment acquired. The final valuation could result in a material difference from the amounts shown. Any change to the preliminary estimated fair values will result in an increase or reduction of the depreciation and amortization costs when we depreciate or amortize the acquired assets, which could impact gross profit, operating income, income from continuing operations and net income, and such impacts may be significant.

(2)	Represents the cost of sales impact of the alignment of inventory accounting policies. AMICO changed its inventory policy to FIFO from LIFO in order to align its accounting policies with those of our company. Assuming consistent inventory levels, in a period of rising raw material prices the FIFO method results in a higher ending inventory balance and higher gross profit than the LIFO method. The following table presents an analysis of this adjustment:

Year Ended
December 31,
2005

(Dollars in thousands)
Adjustment from LIFO to FIFO	$7,367

(3)	Represents the adjustment to remove the cost of sales impact of recording AMICO’s inventory at fair value. The increase in the fair value of AMICO’s inventory was recognized in the Company’s cost of sales during the quarter ended December 31, 2005.

Year Ended
December 31, 2005
Increase

(Dollars in thousands)
Adjustment to remove the impact of recording AMICO’s inventory at fair value	$(3,708)

(4)	Represents the adjustment to reflect the depreciation resulting from fair value adjustments to the property, plant and equipment that was acquired. The following table presents an analysis of this adjustment;

Year Ended
December 31, 2005

(Dollars in thousands)
Historical depreciation of property, plant and equipment	$(4,240)
Depreciation of acquired property, plant and equipment	2,871

Net adjustment to depreciation	$(1,369)

(5)	Represents the adjustment to reflect the amortization resulting from the acquired identifiable intangible assets. The following table presents an analysis of this adjustment:

Year Ended
December 31, 2005

(Dollars in thousands)
Historical amortization of identifiable intangible assets	$0
Amortization of identifiable intangible assets acquired	767

Net adjustment to amortization	$767

(6)	Represents the adjustment to remove the impact of the write-off of $600,000 of deferred financing costs associated with loans repaid with the proceeds of our term loan and notes.

(7)	Represents the estimated increase in interest expense for the periods indicated incurred as part of the financing for the AMICO acquisition, assuming the acquisition had occurred as of January 1, 2005.

Year Ended
December 31, 2005

(Dollars in thousands)
Interest expense related to original notes	$12,878
Interest expense related to revolving credit facility	3,287
Interest expense related to institutional term loan	10,591
Amortization of deferred financing fees	1,092

Pro forma interest expense of transaction debt	27,848
Less: Historical interest expense and amortization of deferred charges on repaid debt and AMICO debt not acquired	(14,027)
Pre-payment penalty on repaid debt	(6,753)

Net adjustment to interest expense	$7,068

      A one-eighth percent change in interest rates of the transaction debt would have the following effect on pro forma interest expenses:

Year Ended
December 31,

2005

(Dollars in thousands)
Total	636

(8)	Reflects the tax effect of our pro forma adjustments at the statutory rate of the period to which the adjustment pertain.

(9)	Reflects the adjustment to remove the historical operating results of the thermal processing segment which will be reflected as discontinued operations due to the asset sale.

(10)	Reflects the reduction in interest due to assumed use of proceeds from the asset sale to repay outstanding debt, calculated based upon weighted average rates in effect for each period presented, as follows:

	Years Ended December 31,
				Three Months Ended
	2003	2004	2005	March 31, 2006

				(Dollars in thousands)
	(Dollars in thousands)
Reduction of Interest	$7,331	$6,197	$8,384	$2,471
Weighted Average Rate	5.4%	4.6%	6.2%	7.3%

(11)	Reflects the tax effect of our pro forma adjustments at the effective rate of the period to which the adjustment pertain.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We are offering to issue our 8% Senior Subordinated Notes, Series B, due 2015, which have been registered under the Securities Act, or the new notes, in exchange for our 8% Senior Subordinated Notes due 2015, which have not been so registered, or the original notes.
      We sold the original notes on December 8, 2005 to J.P. Morgan Securities Inc., McDonald Investments, Inc., and Harris Nesbitt Corp., as the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside of the United States in reliance on Regulation S, in each case under the Securities Act.
      In connection with the sale of original notes to the initial purchasers, the holders of the original notes became entitled to the benefits of a registration rights agreement dated December 8, 2005 among the Company, the guarantors and the initial purchasers.
      Under the registration rights agreement, we became obligated to use our reasonable best efforts to file a registration statement in connection with an exchange offer, to cause that registration statement to become effective by June 6, 2006, to complete the exchange offer within 60 days of the effective date of that registration statement, and to cause that registration statement to remain effective for 180 days after the completion of the exchange offer. The exchange offer being made by this prospectus, if consummated within these required time periods, will satisfy these obligations under the registration rights agreement. Because such registration statement was not declared effective by June 6, 2006, we have been accruing additional interest on the notes since June 6, 2006.
      The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose original notes are held of record by DTC. At the date of this prospectus, the sole holder of original notes is DTC. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.
      Following the completion of the exchange offer, holders of the original notes who were eligible to participate in the exchange offer, but who do not tender their original notes, will have no further rights under the registration rights agreement. In that case, your original notes will continue to be subject to restrictions on transfer under the Securities Act.
Shelf Registration and Additional Interest
      Pursuant to the registration rights agreement, we may be required to file a shelf registration statement to permit certain holders of “Registrable Notes” (as defined below), who were not eligible to participate in the exchange offer to resell the registrable notes periodically without being limited by the transfer restrictions.
      We will only be required to file a shelf registration statement if:

•	we are not permitted by applicable law or by the staff of the SEC to effect the exchange offer as contemplated by the registration rights agreement;

•	the registration statement relating to the exchange offer is not declared effective by the SEC by June 6, 2006, which date has already passed;

•	the exchange offer is not completed by August 5, 2006; or

•	such registration is requested by any initial purchaser of the original notes, if such initial purchaser holds original notes ineligible to be exchanged for new notes in the exchange offer.

      If a shelf registration statement is required, we will use our reasonable best efforts to:

•	file the shelf registration statement with the SEC as soon as practicable after we are required to do so and cause the shelf registration statement to be declared effective by the SEC; and

•	keep the shelf registration statement continuously effective until December 8, 2007, or if earlier, until all the registrable notes covered by the shelf registration statement are (i) sold thereunder, (ii)become eligible for resale pursuant to Rule 144 under the Securities Act, or (iii) cease to be registrable notes.
      We will file a shelf registration statement upon the request of any holder of the notes.
      Notwithstanding the foregoing, we may, by notice to holders of registrable notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

•	such action is required by the SEC or a state securities authority; or

•	the happening of any event that makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or requires changes in order to make the statements made not misleading.
      The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension.
      Each holder of registrable notes will be required to discontinue disposition of registrable notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.
      A holder who sells registrable notes pursuant to the shelf registration statement will be required to furnish information about itself as we may reasonably require, be named as a selling security holder in the prospectus and deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement which are applicable to these holders (including certain indemnification obligations).
      Because the exchange offer registration statement and the shelf registration statement have not been declared effective by the SEC on or before the date that was 180 days after the closing date and because the exchange offer has not been completed (or, if required, the shelf registration statement is not declared effective) on or before the date that was 240 days after the closing date, the annual interest rate borne by the notes has been increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act. If a shelf registration statement is required to be filed due to an unsold allotment of notes held by an initial purchaser, such Notes will accrue additional interest if the shelf registration is not declared effective on the later of (x) 150 days after the closing date of this offering and (y) 180 days after such initial purchaser informs us of such unsold allotment.
      If we are required to file the shelf registration statement, we will be required to pay additional interest to each holder of registrable notes as follows:

•	if the shelf registration statement is not declared effective by the SEC on or prior to the deadline specified in the registration rights agreement; or

•	if the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described above; then

•	until such situation is cured, the annual interest rate borne by the notes will be increased by 0.25% per annum for the first 90-days (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act.
      “Registrable Notes” means the original notes; provided, however, that any original notes shall cease to be registrable notes when:

•	such notes shall have been exchanged for new notes pursuant to the exchange offer (or are eligible for exchange) or disposed of pursuant to the shelf registration statement;

•	such notes shall have been sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, or be eligible for sale pursuant to Rule 144(k); or

•	such notes shall have ceased to be outstanding.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn on or prior to the expiration date. Original notes may be tendered only in integral multiples of $1,000. Holders may tender some or all of their original notes pursuant to the exchange offer. As of the date of this prospectus, $204.0 million aggregate principal amount of the original notes are outstanding. We will accept for exchange any and all original notes properly tendered and not validly withdrawn before the expiration of the exchange offer. For each original note exchanged pursuant to the exchange offer, the holder of the original note will receive a new note having a principal amount equal to that of the exchanged original note.
      The form and terms of the new notes will be substantially identical to the form and terms of the original notes, except that the new notes will be registered under the Securities Act and hence will not bear legends restricting their transfer; holders of the new notes will not be entitled to most rights under the registration rights agreement; and holders of the new notes will not be entitled to additional interest in certain situations. The new notes will evidence the same debt as the original notes. The new notes will be issued under and entitled to the benefits of the same indenture under which the original notes were issued.
      By participating in the exchange offer, you will be deemed to represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer you had no arrangement or understanding with any person, or any intention, to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act,

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or any guarantor;

•	if you are a broker-dealer, you did not purchase original notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such new notes; and

•	you are not acting on behalf of any persons or entities that could not truthfully make the foregoing representations.

      As described below under “Resale of the New Notes,” the SEC has taken the position that broker-dealers who exchange original notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to new notes. By signing the letter of transmittal, such broker-dealers will acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes.
      We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of those original notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from us and delivering new notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the new notes upon consummation of the exchange offer or return the original notes if the exchange offer is withdrawn.
      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest, will be entitled to the rights and benefits their holders have under the indenture. Other than as set forth above under “— Shelf Registration and Additional Interest,” we will have no further obligation to you to provide for the registration of the new notes and the exchange offer under the registration rights agreement.
      If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions to the Exchange Offer” without waiver by us, certificates for any of those unaccepted original notes will be returned, without expense, to the tendering holder of any of those original notes promptly after the expiration date.
      Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “— Fees and Expenses.”
Interest on the New Notes
      Interest on each new note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange for the new note or, if no interest has been paid on such original note, from the date the original note was issued. If your original notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the original notes. Consequently, holders of new notes will receive the same interest payments that they would have received had they not exchanged their original notes in the exchange offer.
Resale of the New Notes
      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make each of the representations set forth above under “— Terms of the Exchange Offer.” If you cannot make each of the representations set forth under “— Terms of the Exchange Offer,” you may not rely on the interpretations by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any new notes unless you are able to utilize an applicable exemption from all of those requirements. See “Plan of Distribution.”
      Holders of original notes wishing to accept the exchange offer must complete and sign the letter of transmittal that will be mailed to each registered holder of the original notes. The letter of transmittal contains the required representations described above and an agreement to comply with the agreements and covenants set forth in the registration rights agreement.

      The SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer as it made in the no-action letters to the unrelated persons.
      Broker-dealers receiving new notes in exchange for original notes acquired for their own account through market-making or other trading activities may not rely on these SEC interpretations. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The SEC has taken the position that participating broker-dealers who exchange original notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. We have agreed to allow participating broker-dealers to use this prospectus in connection with the resale of the new notes, subject to our and the guarantors right to suspend use of the prospectus under the conditions described above under “— Shelf Registration and Additional Interest.” We and the guarantors have also agreed to amend or supplement this prospectus for a period ending upon the earlier of (1) 180 days after the completion of the exchange offer and (2) the first day after the completion of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation, if requested by the initial purchasers of the original notes or by one or more participating broker-dealers, in order to expedite or facilitate the disposition of any new note by participating broker-dealers consistent with the positions of the staff of the SEC described above.
      Broker-dealers who hold original notes as unsold allotments from the initial sale of the original notes cannot rely on the interpretations of the staff of the SEC described above, and cannot participate in the exchange offer. See “Plan of Distribution.”
      If you will not receive freely tradable new notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered on the shelf registration statement described above under “— Shelf Registration and Additional Interest.”
Expiration Date; Extensions; Amendment
      The term “expiration date” means 5:00 p.m., New York City time, on September 7, 2006, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.
      In order to extend the expiration date, we will notify the exchange agent of any extension orally (confirmed in writing) or in writing and will issue a public announcement of the extension, each prior to 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.
      To the extent we are permitted to do so by applicable law, regulation or interpretation of the staff of the SEC, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any original note;

•	amend the exchange offer;

•	waive the condition of the exchange offer; and

•	if the conditions described below under “— Conditions to the Exchange Offer” have occurred, to terminate the exchange offer.
      We will notify you as promptly as practicable of any extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the original notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.
      Without limiting the manner in which we may choose to publicly announce any extension, termination or amendment of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.
      We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, but subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or exchange any new notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•	the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “— Terms of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available an appropriate form for registration of the new notes under the Securities Act.
      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer, in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.
      In addition, we will not accept for exchange any original notes tendered, and will not issue new notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Procedures for Tendering
      Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration of the exchange offer; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
      In addition, to tender original notes effectively, either:

•	the exchange agent must receive original notes along with the letter of transmittal;

•	the exchange agent must receive, before the expiration of the exchange offer, a properly transmitted agent’s message or a timely confirmation of book-entry transfer of original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The tender of original notes by a holder that is not withdrawn before the expiration of the exchange offer and the acceptance of the tender by us will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration of the exchange offer.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the original notes surrendered for exchange are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by the registered holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the original notes. If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power. If the letter of transmittal or any certificates representing original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration of the exchange offer. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration of the exchange offer.
Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at the book-entry transfer facility, DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the new notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. Any participant in Euroclear or Clearstream Banking may make book-entry delivery of Regulation S original notes by causing Euroclear or Clearstream Banking to transfer such original notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking for transfer.
      If you desire to tender original notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, and either:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, or ATOP.
      DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message, to the exchange agent. If you use ATOP procedures to tender original notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.
      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment, which may be through Euroclear or Clearstream Banking, from a participant in DTC tendering original notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that the Company and the guarantors may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream Banking participant, as the case may be, that the representations contained in the letter of transmittal described above are true and correct.
      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.
Guaranteed Delivery Procedures
      If you desire to tender original notes pursuant to the exchange offer and (1) certificates representing such original notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration of the exchange offer, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration of the exchange offer if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•	a properly completed and duly executed notice of guaranteed delivery, in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.
      The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.
Acceptance of Tendered Original Notes
      Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all original notes properly tendered in the exchange offer and not validly withdrawn prior to the expiration of the exchange offer. We shall be deemed to have accepted validly tendered original notes when and if it has given written notice to the exchange agent of its acceptance. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to such holders. We will issue and deliver the new notes promptly following the expiration of the exchange offer.
      If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC, promptly after the expiration of the exchange offer.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to 5:00 p.m., New York time, on the expiration date of the exchange offer.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of the original notes to be withdrawn;

•	be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the original notes are to be re-registered, if different from that of the withdrawing holder.
      If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any original notes that have been tendered for exchange but that are not exchanged for any reason without cost to the holder promptly following withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those original notes will be credited to an account maintained with DTC for original notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn original notes by following one of the procedures described under the caption “— Procedures for Tendering” above at any time on or before expiration of the exchange offer.
      A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “— Exchange Agent.”
Consequences of Failure to Exchange
      If you do not exchange your original notes for new notes in the exchange offer, your original notes will remain subject to the restrictions on transfer of such original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the original notes.
      In general, you may not offer or sell your original notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the original notes under the Securities Act.

Exchange Agent
      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer and is receiving a customary fee therefore, as well as reimbursement for reasonable out-of-pocket expenses. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Facsimile Transmission:	By Hand Delivery:
The Bank of New York Trust Company, N.A.	The Bank of New York Trust Company, N.A.	The Bank of New York Trust Company, N.A.
c/o Bank of New York	c/o Bank of New York	c/o Bank of New York
101 Barclay Street – 7 East	(212) 298-1915	101 Barclay Street – 7 East
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
Reorganization Section	Reorganization Section	Reorganization Section
New York, New York 10286	Attn: Carolle Montreuil	New York, New York 10286
Attn: Carolle Montreuil		Attn: Carolle Montreuil
Confirm by Telephone:
(212) 815-3750
For Information Telephone:
(212) 815-3750
      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
      In addition to serving as the exchange agent, The Bank of New York Trust Company, N.A. is the trustee under the indenture. From time to time, we may enter into other relationships with the trustee or its affiliates.
Fees and Expenses
      We have agreed to bear the expenses of the exchange offer. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.
      We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York Trust Company, N.A. as exchange agent, accounting and legal fees and printing costs, among others.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of this Registration Statement under the Securities Act.
Other
      Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of the exchange offer. Holders of the original notes are urged to consult their own legal, financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF THE NEW NOTES
      We issued the original notes on December 8, 2005 under an Indenture (the “Indenture”) among us, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of the new notes are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes including those expressly set forth in the Indenture.
      The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture may be obtained in the manner described in “Where You Can Find More Information” or may be obtained from the Company. You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Gibraltar Industries, Inc. and not to its subsidiaries. References to the “Notes” in this section of the prospectus refer to both the “original notes” and the “new notes,” unless the context otherwise requires.
      The new notes will be our senior subordinated obligations and will rank equally in right of payment with all of our other senior subordinated obligations and senior in right of payment with all Indebtedness which by its terms is subordinated to the Notes. The new notes will be guaranteed, jointly and severally, on a senior subordinated unsecured basis by the Subsidiary Guarantors, as set forth under “— Subsidiary Guarantees” below. The new notes and Guarantees will be effectively subordinated to our secured Indebtedness (including capitalized lease obligations, purchase money indebtedness, the senior secured credit facility and Indebtedness secured by permitted liens on our assets.
Form, Denominations, Registrar and Paying Agent
      We will issue the new notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which will initially be the Trustee’s corporate office. Registration of transfers of the new notes will be effected without charge by or on behalf of the Company but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. We may change any paying agent and registrar without notice to holders of the new notes. We will pay principal (and premium, if any) on the new notes at the Trustee’s corporate office in New York City, New York. At our option, interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of holders, or by wire sent to the accounts designated by the holders.
General
      The New Notes. The new notes:

•	are general unsecured, senior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $204.0 million, subject to our ability to issue Additional Notes;

•	mature on December 1, 2015;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered new notes in global form, but in certain circumstances may be represented by new notes in definitive form. See “The Exchange Offer”;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Secured Credit Agreement;

•	rank equally in right of payment to any future Senior Subordinated Indebtedness of the Company;

•	are unconditionally guaranteed on a senior subordinated basis by each Restricted Subsidiary of the Company that guarantees other Indebtedness of the Company or other Subsidiary Guarantors. See “— Subsidiary Guarantees”; and

•	are expected to be eligible for trading in the bond market.
      Interest. Interest on the new notes will compound semi-annually and:

•	accrue at the rate of 8% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 1 and December 1, commencing on June 1, 2006;

•	be payable to the holders of record on the May 15 and November 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
      We are currently paying additional interest on the notes because a registration statement for the exchange offer was not declared effective by the SEC by June 6, 2006, as required by the Registration Rights Agreement and will continue to pay such interest until the exchange offer is completed, a shelf registration statement is declared effective or the Notes become fully tradable under the Securities Act. See “The Exchange Offer — Shelf Registration Statement and Additional Interest.”
Payments on the Notes; Paying Agent and Registrar
      We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
      We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.
Transfer and Exchange
      A holder may transfer or exchange the Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
      The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption
      Except as described below, the Notes are not redeemable until December 1, 2010. On and after December 1, 2010, we may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage

2010	104.000%
2011	102.667%
2012	101.333%
2013 and thereafter	100.000%
      Prior to December 1, 2008, we may, on any one or more occasions, redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:
      (1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and
      (2) the redemption occurs within 90 days after the closing of such Equity Offering.
      If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.
      In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be in the name of the holder thereof upon cancellation of the Note selected for partial redemption.
      We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
      Notwithstanding the foregoing, the terms of our Senior Secured Credit Agreement prohibit us from redeeming all or any part of the Notes.
Ranking and Subordination
      The new notes, like the original notes, will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all of our existing and future Senior Indebtedness, will rank equally in right of payment with all of our future Senior Subordinated Indebtedness and will be senior in right of payment to all of our future Subordinated Obligations. The new notes will be effectively subordinated to all of our secured Indebtedness to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any Defeasance Trust (as described and defined under “— Defeasance” below) will not be subordinated to any Senior Indebtedness or subject to these restrictions.
      As a result of the subordination provisions described below, holders of the Notes may recover less than creditors of the Company who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Similarly, the Subsidiary Guarantees of the Notes will be subordinated to obligations in respect of Guarantor Senior Indebtedness to the same extent the Notes are subordinated to Senior Indebtedness. Moreover, the Notes are structurally subordinated to the liabilities of our non-guarantor Subsidiaries. At March 31, 2006:

•	outstanding Senior Indebtedness was $248.3 million, all of which would have been secured;

•	the Company and the Subsidiary Borrower had additional commitments under the Senior Secured Credit Agreement available to them of $263.1 million, all of which would have been secured and have ranked senior to the Notes if borrowed;

•	we would not have had any Senior Subordinated Indebtedness other than the Notes; and

•	non-guarantor Subsidiaries would have had $6.5 million of liabilities (including trade payables, but excluding intercompany liabilities).
      Although the Indenture limits the amount of indebtedness that we may incur together with our Restricted Subsidiaries, such indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, and a portion may be structurally senior to the Notes.
      Our Senior Indebtedness will rank senior to the new notes in accordance with the provisions of the Indenture. The new notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. As described in “— Limitation on Layering,” we may not Incur any indebtedness that is senior in right of payment to the new notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness of the Company is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.
      We may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise repurchase, redeem or retire any Notes (collectively, “Pay the Notes”) if:
      (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents (taking into account any applicable grace periods); or
      (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.
      However, we may Pay the Notes if we and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.
      We also are not permitted to Pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.
      A “Payment Blockage Period” commences on the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the Payment

Blockage Notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:
      (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;
      (2) because the default giving rise to such Blockage Notice is no longer continuing; or
      (3) because such Designated Senior Indebtedness has been repaid in full.
      We may resume payments on the Notes after the end of the Payment Blockage Period (including any missed payments), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representatives of the Bank Indebtedness may give another Blockage Notice within such 360-day period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360 day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.
      In the event of:
      (1) a total or partial liquidation or a dissolution of the Company;
      (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to us or our property; or
      (3) an assignment for the benefit of creditors or marshaling of our assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of our assets or securities, except that holders of the Notes may receive (i) Capital Stock, (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes and (iii) payments made from any trust described under “Defeasance.” In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that the holders of the Notes may receive (i) Capital Stock, (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes and (iii) payments made from any trust described under “— Defeasance.” If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness, as their interests may appear.
      If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. We may not Pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, after that five Business Day period, may Pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor, holders of Notes may recover less ratably than creditors of the Company or such Subsidiary Guarantor who are holders of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be. As a result of the subordination provisions, holders of Notes may also recover less ratably than trade creditors of the Company or a Subsidiary Guarantor. See “Risk Factors — Risks Related to the Notes — Your right to receive payments on the notes and the guarantees will be subordinated to the borrowings under our senior credit facility and possibly all of our and our guarantors’ future borrowings.”
Subsidiary Guarantees
      The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee, on a senior subordinated basis, our obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all future Guarantor Subordinated Obligations of that Guarantor. The Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.
      At March 31, 2006:

•	outstanding Guarantor Senior Indebtedness was $246.7 million, all of which would have been secured (including Indebtedness of the Subsidiary Borrower under the Senior Secured Credit Agreement); and

•	the Subsidiary Guarantors did not have any Guarantor Senior Subordinated Indebtedness other than the Subsidiary Guarantees.
      Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Guarantor Senior Indebtedness.
      When the original notes were issued and on the date of this prospectus, most of our Foreign Subsidiaries and certain of our immaterial domestic Subsidiaries did not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. At March 31, 2006, our non-guarantor Subsidiaries represented approximately 3.5% of our net sales, 4.0% of our operating income from continuing operations.
      The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Notes — Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.”
      In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be automatically released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “Limitation on sales of assets and subsidiary stock”, “Limitation on sales of capital stock of restricted subsidiaries” and “Merger and Consolidation”; and

(2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or our Restricted Subsidiaries terminate upon consummation of such transaction.
      In the event that a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Secured Credit Agreement and all other Indebtedness of the Company and our Restricted Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “Limitation on Indebtedness” unless such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of “Limitation on Indebtedness.”
      In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if we designate such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Notes in accordance with the terms of the Indenture.
Change of Control
      If a Change of Control occurs, each holder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      Within 30 days following any Change of Control, we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date). Such payment is referred to herein as a Change of Control Payment;

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), which shall be referred to herein as the Change of Control Payment Date; and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.
      On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.
      The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a Note equal in principal amount to any unpurchased portion of the Note surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.
      If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
      The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      Prior to mailing a Change of Control Offer, and as a condition to such mailing (a) all Senior Indebtedness must be repaid in full, or we must offer to repay all Senior Indebtedness and make payment to the holders that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (b) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made. We covenant to effect such repayment or obtain such consent prior to the repurchase date, it being a default of the Change of Control provisions if we fail to comply with such covenant.
      We will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional redemption,” unless and until there is a default in payment of the applicable redemption price.
      We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.
      Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Our future Indebtedness, together with that of our Subsidiaries, may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit our prepayment of Notes before their scheduled maturity. Consequently, if we are not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, we will be unable to fulfill our repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture would result in a cross-default under the Senior Secured Credit Agreement. In the event of a default under the Senior Secured Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

      The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of our and our Restricted Subsidiaries’ property and assets taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require us to make an offer to repurchase the Notes as described above.
Certain Covenants
Limitation on Indebtedness
      We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:
      (1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and
      (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.
      We can, however, Incur the following Indebtedness:
      (1) Indebtedness of the Company, the Subsidiary Borrower and Subsidiary Guarantors Incurred pursuant to a Credit Facility, together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to $625.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of the Indenture “Limitations on sales of assets and subsidiary stock” that permanently reduce the commitments thereunder;
      (2) Guarantees by (x) the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture and (y) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantees or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be;
      (3) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if we are an obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

      (4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred as described in to the first paragraph of this section;
      (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by us or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by us, we would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);
      (6) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;
      (7) the Incurrence by the Company or any of our Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed $30.0 million at any time outstanding;
      (8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;
      (9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;
      (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly;
      (11) Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount not to exceed $30.0 million at any time outstanding; and
      (12) in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Company and our Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $30.0 million at any time outstanding.

      We will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any of our Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Senior Subordinated Indebtedness unless such refinancing Indebtedness is either Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations.
      For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(a) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, we will classify such item of Indebtedness on the date of Incurrence in our sole discretion and, with the exception of clause (1) of the second paragraph, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

(b) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(c) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(d) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(e) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(f) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(g) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(h) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
      Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      In addition, we will not permit any of our Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted

Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, we will be in Default of this covenant).
      For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on Layering
      We will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.
Limitation on Restricted Payments
      We will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to:
      (1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(b) dividends or distributions payable to us or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);
      (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));
      (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant

“Limitation on indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
      (4) make any Restricted Investment in any Person;
      (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
      (a) a Default shall have occurred and be continuing (or would result therefrom); or
      (b) we are not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or
      (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by us from the issue and sale of our Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “— Optional Redemption”; plus

(iii) the amount by which our Indebtedness or the Indebtedness of our Restricted Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by any of our Subsidiaries) subsequent to the Issue Date of any of our Indebtedness or that of our Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of our Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any

Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary,

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.
      The provisions of the preceding paragraph will not prohibit:
      (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;
      (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;
      (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;
      (4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “Limitation on sales of assets and subsidiary stock” below;
      (5) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
      (6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;
      (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
      (8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “— Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Limitation on Sales of Assets and

Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, we have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;
      (9) the declaration and payment of dividends on our Common Stock in an amount not to exceed the greater of (a) $0.25 per share in any fiscal year, which amount will be reduced to reflect any subdivision of the Common Stock by means of a stock split, stock dividend or otherwise, or (b) $10.0 million in the aggregate in any fiscal year; provided that at the time of declaration of such dividend (x) no Default or Event of Default has occurred and is continuing, and (y) we are able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant;
      (10) payments to enable us to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;
      (11) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture if the Restricted Subsidiary to be so designated has total consolidated assets of $10,000 or less; and
      (12) Restricted Payments in an amount not to exceed $25.0 million.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by our Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by our Board of Directors to exceed $10.0 million. Not later than the date of making any Restricted Payment, we shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
Limitation on Liens
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.
Limitation on Restrictions on Distributions from Restricted Subsidiaries
      We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
      (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
      (2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
      (3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
      The preceding provisions will not prohibit:
      (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the Original Notes, the New Notes, the Subsidiary Guarantees, and the Senior Secured Credit Agreement (and related documentation) in effect on such date;
      (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;
      (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;
      (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
      (v) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations and Synthetic Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

      (vi) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;
      (vii) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;
      (viii) restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
      (ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;
      (x) encumbrances or restrictions contained in indentures or other debt agreements Incurred or Preferred Stock issued by Restricted Subsidiaries subsequent to the Issue Date and permitted pursuant to the covenant described under “Limitations on indebtedness”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect our ability to make anticipated principal or interest payments on the Notes (as determined by our Board of Directors);
      (xi) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business; and
      (xii) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of our Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements.
Limitation on Sales of Assets and Subsidiary Stock
      We will not, and will not permit any of our Restricted Subsidiaries to, make any Asset Disposition unless:
      (1) we or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;
      (2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Guarantor Senior Indebtedness), to prepay, repay or purchase our Senior Indebtedness or Indebtedness of a Wholly-Owned Subsidiary (other than any Disqualified Stock or Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations of a Wholly-Owned Subsidiary that is a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and our Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.
      For the purposes of clause (2) above, the following will be deemed to be cash:
      (1) the assumption by the transferee of Indebtedness (other than Senior Subordinated Indebtedness, Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above);
      (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash;
      (3) any stock or assets of the kind referred to in the definition of Additional Assets with a fair market value (to be determined in good faith by the Board of Directors if the fair market value of any stock or assets received in connection with any Asset Disposition and deemed cash pursuant to this clause exceeds $5.0 million) for all Asset Dispositions not to exceed $15.0 million in the aggregate; and
      (4) any combination of the consideration specified in clauses (1) through (3) above.
      Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring us to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
      The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), we will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

      If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.
      On or before the Asset Disposition Purchase Date, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. We will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by us in accordance with the terms of this covenant and, in addition, we will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. We or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by us for purchase, and we will promptly issue a new note, and the Trustee, upon delivery of an Officers’ Certificate from us, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, we will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
      We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.
      The Senior Secured Credit Agreement currently prohibits us from purchasing any Notes and provides that certain asset sale events with respect to our assets would constitute a default under those agreements. Any future Credit Facilities to which we become a party may contain similar restrictions and provisions. In the event an Asset Disposition occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of its senior lenders to purchase the Notes or could attempt to refinance the borrowings that contain that prohibition. If we did not obtain that consent or repay those borrowings, we would remain prohibited from purchasing the Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Indebtedness. In those circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.
Limitation on Affiliate Transactions
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of our Affiliates (each an “Affiliate Transaction”) unless:
      (1) the terms of such Affiliate Transaction are no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;
      (2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of our Board of Directors and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and
      (3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (a) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (b) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.
      The preceding paragraph will not apply to:
      (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;
      (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase our Capital Stock, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by our Board of Directors;
      (3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of our Restricted Subsidiaries but in any event not to exceed $2.5 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan) with respect to all loans or advances made since the Issue Date;
      (4) any transaction between or among us and/or a Restricted Subsidiary (other than a Receivables Entity) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants — Limitations on Indebtedness”;
      (5) the payment of reasonable and customary fees paid to, awards or grants of restricted stock or stock appreciation rights to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;
      (6) the existence of, and the performance of obligations of the Company or any of our Restricted Subsidiaries under the terms of any agreement to which we or any of our Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;
      (7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and our Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of our Board of Directors or senior management, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
      (8) any issuance or sale of Capital Stock (other than Disqualified Stock) to our Affiliates and the granting of registration and other customary rights in connection therewith; and
      (9) sales or other transfers or dispositions of Receivables and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction.

Limitation on Sale of Capital Stock of Restricted Subsidiaries
      We will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:
      (1) to the Company or a Wholly-Owned Subsidiary (other than a Receivables Entity); or
      (2) in compliance with the covenants described under “— Limitation on Sales of Assets and Subsidiary Stock” and “— Restricted Payments.”
      Notwithstanding the preceding paragraph, the Company and our Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or our Restricted Subsidiaries comply with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”
SEC reports
      We will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that we are not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, we will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant form.
      If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and our Restricted Subsidiaries.
      In addition, we and the Subsidiary Guarantors have agreed that we will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.
      The filing requirements set forth above for the applicable period may be satisfied by us prior to the commencement of the exchange offer in the manner described in “The Exchange Offer” or the effectiveness of the shelf registration statement in the manner described in “The Exchange Offer — of the Shelf Registration and Additional Interest” by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay our reporting obligations set forth in the first three paragraphs of this covenant.
Merger and Consolidation
      We will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets to, any Person, unless:
      (1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our obligations under the Notes, the Indenture and the Registration Rights Agreement;
      (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
      (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant;
      (4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and
      (5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by us instead of such Subsidiaries, would constitute all or substantially all of our properties and assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties and assets.
      We will be released from our obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the principal of and interest on the Notes.
      Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
      Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us and (y) we may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, we will not be required to comply with the preceding clause (5).
      In addition, we will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than another Subsidiary Guarantor) unless:
      (1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and shall have confirmed by supplemental indenture that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and the obligations under the Registration Rights Agreement shall continue to be in effect; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) we will have delivered to the Trustee an Officers’ Certificate and an Opinion

of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and
      (2) the transaction is made in compliance with the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” “— Limitation on Sale of Capital Stock of Restricted Subsidiaries” and this “Merger and Consolidation” summary.
Future Subsidiary Guarantors
      We will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including additional interest, if any, required by the Registration Rights Agreement) in respect of the Notes on a senior subordinated basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Senior Secured Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “— Limitation on Indebtedness” unless such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of “— Limitation on Indebtedness.”
      The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
      Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary Guarantees.”
Limitation on Lines of Business
      We will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.
Payments for Consent
      Neither we nor any of our Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default
      Each of the following is an Event of Default:
      (1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under “— Ranking and Subordination”;
      (2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “— Ranking and Subordination”;
      (3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain Covenants — Merger and Consolidation”;
      (4) failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain Covenants — Merger and Consolidation” which is covered by clause (3));
      (5) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;
      (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of our Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “Cross Acceleration Provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;
      (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “Bankruptcy Provisions”);
      (8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “Judgment Default Provision”); or
      (9) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and our Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.
      However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.
      If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately; provided, however, that so long as any Indebtedness permitted by the provisions of the Indenture to be Incurred under the Senior Secured Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Senior Secured Credit Agreement or (y) five business days after the giving of the acceleration notice to the Company and the administrative agent under the Senior Secured Credit Agreement of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or Payment Default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:
      (1) such holder has previously given the Trustee notice that an Event of Default is continuing;
      (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
      (3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

      (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action we are taking or proposing to take in respect thereof.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2010, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
Amendments and Waivers
      Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:
      (1) reduce the amount of Notes whose holders must consent to an amendment;
      (2) reduce the stated rate of or extend the stated time for payment of interest on any Note;
      (3) reduce the principal of or extend the Stated Maturity of any Note;
      (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional Redemption” or “Change of Control,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

      (5) make any Note payable in money other than that stated in the Note;
      (6) impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;
      (7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;
      (8) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes; or
      (9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.
      Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes to:
      (1) cure any ambiguity, omission, defect or inconsistency;
      (2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;
      (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);
      (4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;
      (5) secure the Notes;
      (6) add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;
      (7) make any change that does not adversely affect the rights of any holder;
      (8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;
      (9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;
      (10) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;
      (11) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or
      (12) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a holder of Guarantor Senior Indebtedness (or any Representative thereof) under such subordination provisions.
      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.
      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.
Defeasance
      We may at any time terminate all our obligations under the Notes and the Indenture (“Legal Defeasance”), except for certain obligations, including those respecting the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If we exercise our Legal Defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
      We may at any time terminate our obligations described under “Change of control” and under the covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a Payment Default, Cross Acceleration Provisions, the Bankruptcy Provisions with respect to Significant Subsidiaries and the Judgment Default Provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants — Merger and Consolidation” above (“covenant defeasance”).
      We may exercise our Legal Defeasance option notwithstanding its prior exercise of its covenant defeasance option. If we exercise our Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain Covenants — Merger and Consolidation” above.
      In order to exercise either defeasance option, we must irrevocably deposit in trust (the “Defeasance Trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance and will be subject to United States Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable United States Federal income tax law.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Concerning the Trustee
      The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by us as Registrar and Paying Agent with regard to the Notes.

Governing Law
      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
      “Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
      “Additional Assets” means:
      (1) any property, plant or equipment (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;
      (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
      (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Certain Covenants — Limitation on Affiliate Transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.
      “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
      (1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;
      (2) the sale of cash or Cash Equivalents;
      (3) a disposition of inventory in the ordinary course of business;
      (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

      (5) transactions permitted under “Certain Covenants — Merger and Consolidation”;
      (6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than a Receivables Entity);
      (7) for purposes of “Certain covenants — Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain Covenants — Limitation on Restricted Payments”;
      (8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;
      (9) dispositions of assets with an aggregate fair market value since the Issue Date of less than $10.0 million;
      (10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;
      (11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
      (12) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “— Certain Covenants — Limitation on Indebtedness”;
      (13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and
      (14) foreclosure on assets.
      “Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/ Leaseback Transaction results in (i) a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations” or (ii) a Synthetic Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Synthetic Lease Obligations.”
      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
      “Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company or the Subsidiary Borrower under or in respect of the Senior Secured Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Secured Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
      “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
      “Cash Equivalents” means:
      (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
      (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;
      (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $250 million;
      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;
      (5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
      (6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.
      “Change of Control” means:
      (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

      (2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
      (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder; or
      (4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.
      “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
      “Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:
      (1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
      (2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
      (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
      (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
      For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated on a weighted average basis for the most recent four consecutive fiscal quarters with respect to such Indebtedness (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
      “Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
      (1) Consolidated Interest Expense; plus
      (2) Consolidated Income Taxes; plus
      (3) consolidated depreciation expense; plus
      (4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; plus

      (5) to the extent not otherwise included in clause (1), $6.735 million relating to premiums paid in connection with the retirement of privately placed notes on October 3, 2005, but only to the extent such expense occurred in the consecutive four-quarter period referred to in the definition of Consolidated Coverage Ratio; plus
      (6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); less
      (7) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).
      Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
      “Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:
      (1) interest expense attributable to Capitalized Lease Obligations and Synthetic Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;
      (2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);
      (3) non-cash interest expense;
      (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
      (5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;
      (6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

      (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
      (8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;
      (9) Receivable Fees; and
      (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.
      For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
      For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
      “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:
      (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
      (2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
      (3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;
      (4) any extraordinary gain or loss; and
      (5) the cumulative effect of a change in accounting principles.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facility” means, with respect to the Company, the Subsidiary Borrower or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).
      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Designated Senior Indebtedness” means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
      (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or
      (3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants — Limitation on Restricted Payments.”
      “Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
      “Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication:
      (1) any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and
      (2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

      Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:
      (1) the portion of any Indebtedness Incurred in violation of the Indenture;
      (2) any Indebtedness of such Subsidiary Guarantor to another Subsidiary or the Company;
      (3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;
      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
      (5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or
      (6) any Capital Stock.
      “Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.
      “Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
      “Holder” means a Person in whose name a Note is registered on the Registrar’s books.
      “Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
      (3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);
      (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

      (5) Capitalized Lease Obligations, Synthetic Lease Obligations and all Attributable Indebtedness of such Person;
      (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);
      (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;
      (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;
      (9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
      (10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.
      The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.
      In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
      (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);
      (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
      (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
      “Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit

(including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
      (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;
      (2) endorsements of negotiable instruments and documents in the ordinary course of business; and
      (3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.
      For purposes of “Certain Covenants — Limitation on Restricted Payments,”
      (1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and
      (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.
      “Issue Date” means December 8, 2005.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
      (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;
      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
      (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
      “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
      “Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
      “Non-Recourse Debt” means Indebtedness of a Person:
      (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);
      (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
      (3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.
      “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.
      “Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Permitted Holders” means (i) Brian Lipke, Neil Lipke, Eric Lipke, Meredith Lipke or Curtis Lipke (or in the event of the incompetence or death of any Permitted Holder, his or her estate, heirs, executor, administrator, committee or other personal representative, (ii) any trust or foundation established for estate or charitable planning purposes for which any of the individuals named in clause (i) is either a trustee or director or principal beneficiary or (iii) any Person the majority of the equity interests of which is owned by one or more of the individuals or entities named in clause (i) above.
      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
      (1) a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;
      (3) cash and Cash Equivalents;
      (4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
      (6) loans or advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $2.5 million (loans or advances that are forgiven shall continue to be deemed outstanding);
      (7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
      (8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants — Limitation on Sales of Assets and Subsidiary Stock”;
      (9) Investments in existence on the Issue Date (with the exception of Capital Stock of Restricted Subsidiaries);
      (10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants — Limitation on Indebtedness”;
      (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of (a) 1.0% of Total Assets and (b) $10.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);
      (12) Guarantees issued in accordance with “Certain Covenants — Limitations on Indebtedness”;
      (13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;
      (14) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and
      (15) repurchases of the Notes.

      “Permitted Liens” means, with respect to any Person:
      (1) Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and other Senior Indebtedness and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations under a Credit Facility and other Guarantor Senior Indebtedness permitted to be Incurred under the Indenture;
      (2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
      (3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s Liens, in each case incurred in the ordinary course of business;
      (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
      (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
      (6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
      (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;
      (8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
      (9) judgment Liens not giving rise to an Event of Default so long as appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
      (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Synthetic Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

      (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
      (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
      (13) Liens existing on the Issue Date;
      (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;
      (15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
      (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);
      (17) Liens securing the Notes and Subsidiary Guarantees;
      (18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
      (19) any interest or title of a lessor under any Capitalized Lease Obligation, Synthetic Lease Obligation or operating lease;
      (20) Liens under industrial revenue, municipal or similar bonds;
      (21) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;
      (22) Liens in favor of the Company or any Subsidiary Guarantor;
      (23) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and
      (24) Liens securing Indebtedness in an aggregate principal amount not to exceed $5.0 million.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
      “Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.
      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.
      “Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
      “Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:
      (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
      (2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and
      (3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

      Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
      “Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
      “Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:
      (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;
      (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;
      (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and
      (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.
      “Related Business” means any business that, if added to the business of the Company and its Restricted Subsidiaries, would not substantially change the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the Issue Date.

      “Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Secured Credit Agreement, the term “Representative” shall refer to the administrative agent under the Senior Secured Credit Agreement.
      “Restricted Investment” means any Investment other than a Permitted Investment.
      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
      “SEC” means the United States Securities and Exchange Commission.
      “Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:
      (1) the portion of any Indebtedness Incurred in violation of the Indenture;
      (2) any Indebtedness of the Company to any Subsidiary;
      (3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;
      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
      (5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or
      (6) any Capital Stock.
      “Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement to be entered into among the Company, the Subsidiary Borrower, KeyBank National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and Letter of Credit Issuer, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “— Limitation on Indebtedness”); provided that a Senior Secured Credit Agreement shall not (x) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (y) relate to Indebtedness that does not consist exclusively of Senior Indebtedness or Guarantor Senior Indebtedness.
      “Senior Subordinated Indebtedness” means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of Receivables transactions.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.
      “Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
      “Subsidiary Borrower” means Gibraltar Steel Corporation of New York, as a borrower under the Senior Secured Credit Agreement.
      “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
      “Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.
      “Synthetic Lease Obligations” means the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under any lease (a) that is accounted for by the lessee as an operating lease and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
      “Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent balance sheet.
      “Unrestricted Subsidiary” means:
      (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
      (2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
      (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
      (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;
      (3) such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants — Limitation on Restricted Payments;”
      (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;
      (5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
      (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.
      Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.
      “U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
      “Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.
DESCRIPTION OF OTHER INDEBTEDNESS
      The following summary of material provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to all of the provisions of the corresponding agreements including the definitions of certain terms therein that are not otherwise defined in this prospectus.
Senior Credit Facility
      We and our wholly-owned subsidiary Gibraltar Steel Corporation of New York are co-borrowers, under an amended and restated credit agreement with a syndicate of lenders led by KeyBank National Association (an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc., the joint lead manager of the private placement of the original notes), JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities Inc., the sole book-running manager and joint lead manager of the private placement of the original notes), Harris N.A. (an affiliate of Harris Nesbitt Corp., a co-manager of the private placement of the original notes), HSBC Bank USA, National Association, and Manufacturers and Traders Trust Company providing for (a) a revolving credit facility with aggregate commitments of up to $300.0 million, including a $25.0 million sub-limit for letters of credit and a swingline loan sub-limit of $20.0 million and (b) a $230.0 million term loan. The amended and restated credit agreement permits the borrowers to enter into agreements with the administrative agents and any willing lenders to increase the revolving commitments of those lenders or add new term loans from those lenders up to an aggregate amount of $75.0 million without obtaining the consent of a majority of lenders.
      Interest. Loans under the revolving credit facility bear interest, at the borrowers’ option, at (i) LIBOR plus a margin ranging from 0.575% to 1.60%, depending on our consolidated leverage ratio (the “Applicable Margin”), or (ii) the higher of the administrative agent’s prime rate plus the Applicable Margin or the federal funds effective rate plus 0.5% plus the Applicable Margin. Our new term loan bears interest, at our option, at either (i) LIBOR plus a margin of 1.75% based on our consolidated leverage ratio (the “Applicable Term Loan Margin”) or (ii) the higher of the administrative agent’s prime rate or the federal funds effective rate plus 0.5% plus the Applicable Term Loan Margin”). Facility fees are payable to the lenders on their revolving commitments under the facility at a rate ranging from 0.175% to 0.650%. In addition, letter of credit fees range from 0.575% to 1.60% of the stated amount of the letter of credit, and there are letter of credit fronting fees payable to the bank issuing the letter of credit at the rate of 0.125% of the stated amount. Letter of credit fronting fees are subject to agreement between the borrowers and the issuing bank.
      Guarantees and Security. The senior credit facility is guaranteed by each of our material domestic subsidiaries (other than Gibraltar Steel Corporation of New York, which is a co-borrower) and Nova Scotia Company, a subsidiary organized under the laws of Nova Scotia (“NSC”). The senior credit facility and the related guarantees are secured by a first priority security interest (subject to permitted liens, as defined in the credit agreement) in substantially all the tangible and intangible assets of our company, our material domestic subsidiaries and NSC, subject to certain exceptions, and a pledge of 65% of the voting stock of certain of our other foreign subsidiaries.
      Maturity. The revolving credit facility that is part of the senior credit facility will terminate on December 8, 2010, and all revolving credit borrowings must be repaid on or before that date. The term loan will be payable in 27 consecutive equal quarterly installments of $575,000 beginning on March 31, 2006 and a final installment of $214,475,000 due December 8, 2012.

      Prepayments. The borrowers may voluntarily prepay borrowings under the senior credit facility at any time without penalty, subject to the terms of the credit agreement. In addition, the credit agreement provides for mandatory prepayment of borrowings in an amount equal to:

•	100% of the cash proceeds from specified events of loss relating to properties of the borrowers or their subsidiaries in excess of 5% of the borrowers’ consolidated net worth, less the amount of any insurance proceeds used to rebuild, repair or reconstruct the property damaged;

•	50% of the excess cash flow, as defined in the credit agreement, for any fiscal year in which our total funded debt to EBITDA ratio, as defined in the credit agreement, is greater than 3.50 to 1.00;

•	100% of the net cash proceeds in excess of $10.0 million received by the borrowers or the U.S. subsidiary guarantors during any fiscal year from certain asset sales; and

•	100% of the net cash proceeds of the issuance of certain unsecured indebtedness, and, 50% of the net cash proceeds of the issuance of certain unsecured subordinated indebtedness if at the time of any such incurrence our total funded debt to EBITDA ratio is greater than 3.50 to 1.00.
      Covenants. The credit agreement contains various affirmative and negative covenants customary for similar credit facilities, including, but not limited to:

Financial Covenants
      Total Funded Debt to consolidated EBITDA Ratio: We must maintain a ratio of consolidated total funded debt to consolidated EBITDA, as defined in the credit agreement, not to exceed 4.25 to 1.00 through September 29, 2006, 4.00 to 1.00 from September 30, 2006 through September 29, 2007 and 3.75 to 1.00 thereafter.
      Senior Funded Debt to consolidated EBITDA Ratio: We must maintain a ratio of total funded debt (other than Subordinated Indebtedness) to consolidated EBITDA, as defined in the credit agreement, not to exceed 3.25 to 1.00 through September 29, 2006, 3.00 to 1.00 from September 30, 2006 through September 29, 2007 and 2.75 to 1.00 thereafter.
      Interest Coverage Ratio: We must maintain a ratio of consolidated EBIT to consolidated interest expense, of not less than 2.75 to 1.00.
      Consolidated Net Worth: We must maintain a consolidated net worth of at least $325.0 million plus 50% of cumulative net income in each fiscal quarter after September 30, 2005.
      Consolidated EBITDA, as defined under our credit agreement, is not calculated in the same manner as under the new notes.

Affirmative Covenants
      Financial Information. We must furnish to the administrative agent and each lender:

•	within 90 days after the close of each fiscal year, our audited consolidated financial statements;

•	within 45 days after the close of each of our first three fiscal quarters, our unaudited consolidated financial statements;

•	at the time of delivery of the quarterly and annual financial statements, an officer’s certificate confirming compliance with the credit agreement;

•	notice of a default or an event of default or of a material development that would be reasonably likely to have a material adverse effect;

•	notice of certain events related to our compliance with and potential liability under ERISA;

•	notice of certain events related to our environmental compliance to the extent such events would be reasonably likely to have a material adverse effect;

•	copies of financial statements and reports to our stockholders and all reports filed with the Commission;

•	copies of all management letters and other material reports by our accountants;

•	at the time of the delivery of financial statements, an officer’s certificate confirming that there have been no changes in the collateral that would require an amendment or additional filing by the administrative agent to preserve the continued perfection of the security interest granted by the borrowers; and

•	such other reports and information as the administrative agent or any lender may reasonably request.
      Books, Records and Inspections. We must maintain and cause our subsidiaries to maintain proper books and records and to permit the administrative agent, upon reasonable notice, to conduct periodic field examinations, inspect the collateral and discuss our business with our management or our accountants.
      Insurance. We must maintain and cause our subsidiaries to maintain public liability, third party property damage and replacement value insurance on the lenders’ collateral in amounts satisfactory to the administrative agent.
      Payment of Taxes and Claims. We must pay and cause our subsidiaries to pay all taxes, assessments and governmental charges, unless we have a good faith dispute and adequate reserves have been established.
      Corporate Franchises. We must maintain and cause our subsidiaries to maintain our respective corporate franchises subject to permitted consolidations, mergers and other dispositions permitted by the credit agreement.
      Good Repair. We must ensure and cause our subsidiaries to ensure that material properties are kept in good repair, working order and condition, normal wear and tear excepted.
      Compliance with Statutes. We must comply and cause our subsidiaries to comply with all applicable laws.
      Environmental Laws. We must comply and cause our subsidiaries to comply in all material respects with all environmental laws.
      Additional Security. We may be required to provide additional collateral to the extent that we or our subsidiaries acquire any personal property not already pledged as collateral for the indebtedness and obligations under the credit agreement.
      Future Subsidiaries. Subsidiaries of the borrowers acquired or formed after the date of the credit agreement must join with the other subsidiary guarantors in guarantying the indebtedness and obligations of the borrowers under the credit agreement.
      Most Favored Covenant Status. If we or any of our subsidiaries enters into or amends any material indebtedness agreement, then the lenders at their option may amend the credit agreement, in their discretion, to the extent they deem necessary to preserve affirmative and negative covenants in the credit agreement as the most favorable to the lenders.
      Fiscal Year. Without notice to the lenders, we cannot change our fiscal year or any of our subsidiaries’ fiscal years from December 31st.
      Priority of Debt. The borrowers are required to take all necessary action to ensure that their indebtedness and obligations under the credit agreement rank at least pari passu with all other senior indebtedness of the borrowers and each subsidiary guarantor.

Negative Covenants.
      Changes in Business. We cannot engage or allow any of our subsidiaries to engage in any business which would result in a change of the general nature of our business on a consolidated basis.
      Restrictions on Fundamental Changes. Other than certain intercompany mergers, permitted acquisitions and permitted sales we may not, and may not permit any of our subsidiaries, to (a) wind up, liquidate or dissolve our or its affairs, (b) enter into any transaction of merger or consolidation, (c) make or effect an acquisition or (d) sell or dispose of any of our or its property or assets outside the ordinary course of business.
      Restrictions on Liens. We cannot permit any liens to exist on any of our assets or the assets of any of our subsidiaries, except for certain permitted liens, which include, among other types of liens, liens for permitted senior indebtedness, liens securing purchase money indebtedness and certain inchoate liens.
      Restrictions on Additional Indebtedness. We cannot incur or permit any of our subsidiaries to incur additional indebtedness other than permitted indebtedness, which includes, among other types of indebtedness, (a) purchase money indebtedness, (b) indebtedness under the indenture, the original notes and new notes, (c) unsecured unsubordinated indebtedness not to exceed $50 million, (d) indebtedness under hedging agreements, (e) indebtedness related to permitted guarantees; (f) indebtedness for subordinated unsecured indebtedness not to exceed $75 million or incurred in connection with a permitted acquisition; (g) permitted indebtedness of any of our foreign subsidiaries; and (h) certain inter-company loans.
      No Investments. We cannot make or permit any of our subsidiaries to make any investments other than permitted investments, which include, among other types of investments, investments in short-term securities, investments with respect to permitted acquisitions and investments in joint ventures not to exceed in the aggregate $25 million in any fiscal year.
      No Guarantees. We cannot guarantee or permit any subsidiary to guarantee the obligations of other persons, except (a) endorsements of negotiable instruments in the ordinary course, (b) indemnities in connection with inventory transactions or other permitted asset transactions, (c) guarantees in connection with permitted hedging agreements and (d) in connection with the incurrence of permitted indebtedness.
      Restricted Payments. We are restricted, along with our subsidiaries, from paying dividends and make similar distributions, with limited exceptions including (a) restricted payments payable in additional shares of the common stock of either borrower or any of their subsidiaries, (b) restricted payments from Gibraltar Steel Corporation of New York to us, from any subsidiary of the borrowers or any other U.S. subsidiary, and restricted payments from any foreign subsidiary to any other foreign subsidiary or to any U.S. subsidiary, (c) we may declare or pay cash dividends in an amount not to exceed $10 million in any fiscal year provided no default or event of default is continuing and we remain in compliance with the financial covenants in the credit agreement, (d) we may make capital distributions in an amount not to exceed $35 million provided no default or event of default is continuing and we remain in compliance with the financial covenants and (e) we may make regularly scheduled payments of interest on any subordinated indebtedness.
      Restrictive Agreements. We cannot enter into or permit our subsidiaries to enter into agreements which would restrict us, or our subsidiaries, from paying dividends or making similar distributions of cash or property, or from granting liens on property or assets of the borrowers or any subsidiary other than as permitted under the credit agreement.
      Amendments to Material Indebtedness Agreements. Neither we nor any of our subsidiaries may amend any material indebtedness agreement (as defined by the credit agreement) without the permission of the administrative agent if the amendment would materially impact the rights of the administrative agent under the credit agreement.

      No Affiliate Transactions. We cannot enter into any transactions with any affiliates except (a) in the ordinary course of business and upon terms no less favorable than could be obtained in a comparable arm’s-length transaction or (b) for certain affiliate transactions that have been disclosed to the lenders.
      No Prohibited Transactions Under ERISA. We are prohibited from engaging in certain ERISA transactions, including the termination of any ERISA plans or the failure to maintain compliance with the minimum funding required of ERISA.
      Prepayments and Refinancings of Other Debt. Other than refinancings where the aggregate outstanding principal amount remains unchanged, the borrowers may not and may not permit their subsidiaries to prepay or refinance any debt greater than $5 million.
      Events of Default. Our credit agreement also contains events of default that are customary for credit facilities of this type, including, without limitation, (a) a payment default under any indebtedness in an aggregate principal amount in excess of $25.0 million, (b) any other default under any such indebtedness that causes or would permit an acceleration of that indebtedness, or any payment event of default under a hedge agreement relating to the senior credit facility, (c) a change of control as defined in the credit agreement, and (d) the failure to comply with the covenants set forth in the credit agreement.
PLAN OF DISTRIBUTION
      As discussed under the Section entitled “The Exchange Offer,” based on an interpretation of the staff of the SEC we believe that new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such new notes (other than any such holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such new notes are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes. If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the staff of the SEC, and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and such new notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the new notes may deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the following manners:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	through a combination of such methods of resale.

      The sales may be at any of the following prices:

•	market prices prevailing at the time of resale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.
      Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of original notes for new notes, and of the ownership and disposition of the new notes by holders that have held the original notes, and that will hold the new notes, as capital assets generally for investment purposes. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code and applicable tax regulations, rulings, and judicial decisions all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. Neither a ruling from the Internal Revenue Service, or IRS, nor an opinion of counsel with respect to the statements made or the conclusions reached in, the following summary has been sought, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities, or dealers in commodities, that elect to use a mark-to-market method of accounting;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.
      If a partnership holds new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.
      This summary of material U.S. federal income tax considerations is for general information only. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Exchange Offer
      The exchange of an outstanding note for a new note pursuant to the exchange offer will not be taxable to the exchanging holder for U.S. federal income tax purposes. As a result, an exchanging holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the new note that includes the holding period for the outstanding note exchanged therefore; and

•	will have an adjusted tax basis in the new note immediately after the exchange equal to its adjusted tax basis in the outstanding note exchanged therefore immediately prior to the exchange.
      The exchange offer is not expected to result in any U.S. federal income tax consequences to a non-exchanging holder.
Ownership and Disposition of New Notes

Consequences to U.S. Holders
      The following is a summary of the U.S. federal tax consequences that will apply to the ownership and disposition of the new notes by you if you are a “U.S. Holder” of the notes. Certain consequences to “non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of a note that is:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia; or

•	a trust (1) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable regulations to be treated as a U.S. person.
      Payment of Interest. Stated interest on the new notes will generally be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.
      Market Discount and Premium. If you acquired a new note at a price less than its stated principal amount, you would be treated for U.S. federal income tax purposes as having acquired the new note with market discount, subject to a de minimis exception. In the case of a new note having market discount, you will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the new note as ordinary income to the extent of the market discount that accrued during your holding period for the new note, unless you elect to annually include market discount in gross income over time as the market discount accrues (on a ratable basis, or at your election, a constant yield basis). An election to include market discount in gross income as it accrues, once made, is irrevocable and will apply to all debt instruments with market discount acquired by you on or after the first day of the first taxable year to which the election applies. In addition, if you hold a new note with market discount, and you do not elect to accrue market discount into gross income over time, you may be required to defer the deduction of interest expense incurred or continued to purchase or carry the new note.
      If you acquired a new note for an amount in excess of its stated principal amount, you may elect to treat the excess as “amortizable bond premium.” In such case, the amount required to be included in your gross income each year with respect to interest on the new note generally will be reduced by the amount of amortizable bond premium allocable (based on the new note’s yield to maturity) to that year. Any election to amortize bond premium will apply to all new notes held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you and is irrevocable without the consent of the IRS.
      Sale, Exchange or Disposition of New Notes. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a new note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note will generally equal the amount you paid for the new note, increased by any market discount previously included in gross income and reduced by any amortizable bond premium previously deducted by you in respect of the new note. Any gain or loss recognized on a disposition of the new note will be capital gain or loss and will be long-term capital gain or loss if your holding period for the new note is more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws.
      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the new notes and the proceeds of sale of a new note unless you are an exempt recipient (such as a corporation, which if necessary properly established such status). A backup withholding tax at the rate of 28% will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.
      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders
      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. Holder of new notes. The term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, and investors in pass-through entities. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
      Payment of Interest. The U.S. federal withholding tax will not apply to any payment to you of interest on a new note because of the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you provide to us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification generally may be made by a beneficial owner of new notes on an

IRS Form W-8BEN); or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business and that holds new notes on your behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN (other applicable form) from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.

      If you hold your new notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable regulations.
      If you are engaged in a trade or business in the U.S. and interest on a new note is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax if you provide us with a properly executed IRS Form W-8ECI (in lieu of IRS Form W-8BEN, which would not be applicable in such case), but you will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest will be included in the earnings and profits of such foreign corporation.
      Sale, Exchange or Disposition of Notes. Any gain realized upon the sale, exchange or other disposition of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to Code provisions applicable to certain U.S. expatriates and former long-term residents of the U.S.
      A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S.
      Information Reporting and Backup Withholding. Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
      In general, you will not be subject to backup withholding with respect to payments that we make to you on the new notes, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the appropriate tax forms and certifications establishing that you are not a United States person. The tax forms and certifications required to claim the exemption from withholding tax on interest, described above, will satisfy the tax form and certification requirements necessary to avoid the backup withholding tax as well. As discussed above, special rules and certification requirements apply to non-U.S. Holders that are pass-through entities, rather than corporations or individuals, or are otherwise acting as intermediaries.
      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the new notes within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you certify on appropriate U.S. tax forms, under penalties of perjury, that you are a

non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
LEGAL MATTERS
      Our counsel, Lippes Mathias Wexler Friedman LLP, Buffalo New York, will issue an opinion regarding the validity of the new notes and the new guarantees and the enforceability of our obligations under the new notes and the new guarantees.
EXPERTS
      The consolidated financial statements of Gibraltar Industries, Inc. at December 31, 2005 and for the year then ended, appearing in Gibraltar Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Gibraltar Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of Curie International (Suzhou) Co., Ltd. acquired on September 15, 2005 and Alabama Metal Industries Corporation acquired on October 3, 2005), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Curie International (Suzhou) Co., Ltd. and Alabama Metal Industries Corporation from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. The consolidated financial statements of Gibraltar Industries, Inc. at December 31, 2005 and for the year then ended, appearing in Gibraltar Industries, Inc.’s Current Report on Form 8-K dated June 8, 2006 have been audited by Ernst & Young LLP, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The audited historical financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 included in the Company’s Current Report on Form 8-K dated June 9, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Alabama Metal Industries Corporation and subsidiaries as of and for the years ended December 31, 2004 and 2003 incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Gibraltar Industries, Inc. filed on November 15, 2005 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the Commission a registration statement on Form S-4 (Registration No. 333-135908) with respect to the new notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Commission’s rules, does not contain all of the information presented in the registration statement, including its exhibits and schedules. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of this registration statement, including exhibits to the registration statement, without charge at the Commission’s public reference room referred to below. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Commission also are available to the public through the Commission’s Internet site at http://www.sec.gov.
      We will file annual, quarterly and current reports with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any document we file at the following Commission public reference room:

Securities and Exchange Commission
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      You may obtain copies of our Commission reports at no cost, by telephone at (716) 826-6500, or by mail at: Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219.
INCORPORATION BY REFERENCE
      The Commission allows us to incorporate by reference the information we file with them, which means:

•	Incorporated documents are considered part of this prospectus;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file with the Commission will automatically update and supersede this incorporated information.
      We incorporate by reference the documents listed below which were filed with the Commission under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, except for financial statements which have been amended by our Report on Form 8-K filed June 9, 2006;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006;

•	Our Proxy Statement on Schedule 14A filed with the SEC April 20, 2006;

•	Our Current Reports on Form 8-K filed on October 7, 2005, November 15, 2005, December 13, 2005, May 25, 2006, and June 9, 2006, and on Form 8-K/ A filed on November 15, 2005, and December 19, 2005.
      We also incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	reports and schedules filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.
      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
(716) 826-6500
      To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than August 30, 2006, which is five business days before the expiration date of the exchange offer.